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                                                                   EXHIBIT 10.76

                  STOCK PROMISSORY SALE AND PURCHASE AGREEMENT

                                     between

                      VAA - VISTA ALEGRE ATLANTIS SGPS, SA

                                       and

                               LIBBEY EUROPE B.V.

                          DATED AS OF JANUARY 10, 2005

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                                TABLE OF CONTENTS

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PREAMBLE; RECITALS.............................................................................   1

ARTICLE 1 SALE AND PURCHASE OF SHARES..........................................................   1

1.1.        Sale and Purchase..................................................................   1

1.2.        Purchase Price.....................................................................   2

1.3.        Earn-out Payment...................................................................   3

1.4.        Post-Closing Adjustment............................................................   6

1.5.        Payments...........................................................................   7

ARTICLE 2 CLOSING..............................................................................   7

2.1.        Date and Place of Closing..........................................................   7

2.2.        Closing Transactions and Deliveries................................................   8

2.3.        Endorsement of Share Certificates..................................................   8

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER......................................   9

3.1.        Organization; Authority; Execution.................................................   9

3.2.        Consents...........................................................................   9

3.3.        Effect of the Transaction..........................................................   9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER.........................................   9

4.1.        Organization; Authority; Execution.................................................   9

4.2.        Capital............................................................................  10

4.3.        Ownership of the Shares............................................................  11

4.4.        Consents...........................................................................  11

4.5.        Effect of the Transaction..........................................................  11

4.6.        Compliance with Law................................................................  12

4.7.        Accounting and Financial Documents.................................................  12

4.8.        Conduct of Business................................................................  13

4.9.        Sufficiency of Information Technology; Services....................................  14

4.10.       Real Property......................................................................  15

4.11.       Movable Property and Business......................................................  15

4.12.       Intellectual Property Rights.......................................................  15

4.13.       Receivables........................................................................  16

4.14.       Inventory..........................................................................  16

4.15.       Contracts..........................................................................  16

4.16.       Bonus Programs.....................................................................  18

4.17.       Subsidies..........................................................................  18
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4.18.       Insurance..........................................................................  18

4.19.       Employment Matters.................................................................  18

4.20.       Pension and Other Employee Benefit Matters.........................................  20

4.21.       Tax; Social Security; Customs......................................................  21

4.22.       Environment........................................................................  22

4.23.       Litigation and Proceedings.........................................................  22

4.24.       Product Liability..................................................................  23

4.25.       Bank Accounts and Signature Powers.................................................  23

4.26.       Intermediaries.....................................................................  23

4.27.       Customer-owned Molds...............................................................  23

4.28.       Completeness of Representations and Warranties.....................................  23

ARTICLE 5 COVENANTS OF THE PURCHASER...........................................................  23

5.1.        Best Efforts Undertaking...........................................................  23

5.2.        Confidentiality....................................................................  24

5.3.        Restricted Actions; Board of Directors.............................................  24

5.4.        Board Member.......................................................................  24

ARTICLE 6 COVENANTS OF THE SELLER..............................................................  25

6.1.        Best Efforts Undertaking...........................................................  25

6.2.        Confidentiality and Exclusivity....................................................  25

6.3.        Management of the Company..........................................................  25

6.4.        Non-competition and Non-solicitation...............................................  25

6.5.        Employee Notification..............................................................  26

6.6.        Access and Information.............................................................  26

6.7.        Cancellation of Related-Party Contracts and Satisfaction of Debts..................  26

6.8.        Waivers............................................................................  27

6.9.        Assistance with Regard to Relationships............................................  27

6.10.       Further Agreements.................................................................  27

6.11.       Transfer Pricing File..............................................................  27

6.12.       Remaining Shares...................................................................  27

6.13.       Intellectual Property..............................................................  28

6.14.       Governmental Authorities...........................................................  28

6.15.       Government Incentive Contract......................................................  28

6.16.       Satisfaction of Indebtedness.......................................................  28

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6.17         Receipts of Payment................................................................  28

ARTICLE 7  INDEMNIFICATION......................................................................  28

7.1.         Indemnification by the Seller......................................................  28

7.2.         Indemnification by the Purchaser...................................................  29

7.3.         Environmental Matters..............................................................  29

7.4.         Notification and Payment of Claims.................................................  30

7.5.         Third Party Claims.................................................................  30

7.6.         Determination of the Indemnification Amount........................................  31

7.7.         Threshold..........................................................................  32

7.8.         Deductible.........................................................................  32

7.9.         Maximum Amount.....................................................................  32

7.10.        Exceptions to Limitations on Indemnification.......................................  32

7.11.        Interest...........................................................................  33

7.12.        Deadlines for Claims...............................................................  33

7.13.        Release............................................................................  33

7.14.        Duty to Mitigate...................................................................  33

ARTICLE 8  FURTHER AGREEMENTS...................................................................  33

8.1.         Merger Notification................................................................  33

8.2.         Employee Issues....................................................................  33

8.3.         Outlet Stores......................................................................  34

8.4.         Historical Data on BAAN............................................................  34

8.5.         Supply of Non-Soda Lime Glassware and Ceramic Products.............................  34

8.6.         IVIMA Warehouse....................................................................  34

8.7.         Cancellation and Replacement of Guarantees.........................................  34

8.8.         Government Incentive Contract......................................................  35

8.9          Payments for Furnace Repairs.......................................................  36

ARTICLE 9  CONDITIONS TO CLOSING; TERMINATION...................................................  36

9.1.         Conditions to Each Party's Obligations.............................................  36

9.2.         Conditions to the Purchaser's Obligations..........................................  37

9.3.         Conditions to the Seller's Obligations.............................................  37

9.4.         Termination........................................................................  38

ARTICLE 10 MISCELLANEOUS........................................................................  38

10.1.        Arbitration........................................................................  38

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10.2.        Language...........................................................................  38

10.3.        Waiver; Enforcement................................................................  38

10.4.        Right to Set-off...................................................................  38

ARTICLE 11 INTERPRETATION; DEFINITIONS..........................................................  38

11.1.        Headings...........................................................................  38

11.2.        Definitions........................................................................  39

ARTICLE 12 GENERAL PROVISIONS...................................................................  45

12.1.        Cooperation........................................................................  45

12.2.        Announcements......................................................................  45

12.3.        Assignment.........................................................................  46

12.4.        Third Party Beneficiaries..........................................................  46

12.5.        Entire Agreement...................................................................  46

12.6.        Severability.......................................................................  46

12.7.        Notices and Communications.........................................................  46

12.8.        Costs..............................................................................  47

12.9.        No Waiver..........................................................................  47

12.10.       Specific Performance...............................................................  47

12.11.       Governing Law......................................................................  47
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                                TABLE OF ANNEXES

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
Annex 1.2(d)          Form of Remaining Shares Escrow Agreement
Annex 1.3(b)          Net Sales and EBITDA Calculation Principles
Annex 2.2(a)(ii)      Form of Resignation Letters
Annex 2.2(a)(iv)      Form of Transfer Letter for Original Shares
Annex 2.2(c)          Form of Guarantee Letter*
Annex 2.2(e)          Form of Transfer Letter for Remaining Shares
Annex 4.1(a)          Extracts from Trade Register and Organizational Documents
Annex 4.4             Seller Consents
Annex 4.7(a)          2003 Financial Statements
Annex 4.7(b)          2004 Financial Statements
Annex 4.7(e)          Amounts Outstanding under Government Incentive Contract
Annex 4.8(a)          Conduct of Business Exceptions (January 1, 2004)
Annex 4.8(b)          Conduct of Business Exceptions (October 1, 2004)
Annex 4.9             Services by Seller and its Affiliates
Annex 4.10(a)         Real Property Ownership
Annex 4.10(b)         Real Property Leases
Annex 4.11(a)         Assets Used but not Owned or Leased
Annex 4.11(c)         Assets Used by Printglass
Annex 4.12(a)         Intellectual Property Ownership
Annex 4.12(b)         Intellectual Property Licenses
Annex 4.14            Inventory
Annex 4.15            Material Contracts
Annex 4.16            Bonus Programs
Annex 4.17            Subsidies
Annex 4.18            Insurance Claims
Annex 4.19(b)         Collective Agreements and Benefits
Annex 4.19(c)         Employees
Annex 4.19(d)         Temporary and Term Employment Agreements
Annex 4.19(e)         Increased Payments to Employees
Annex 4.20(a)         Pension and Other Benefit Commitments
Annex 4.20(b)         Pension Plan
Annex 4.20(c)         Actuarial Report
Annex 4.20(d)         Authorization of New Plan
Annex 4.21(e)         Tax and Social Receivables
Annex 4.23            Litigation
Annex 4.25            Accounts and Signatories
Annex 4.27            Customer-owned Molds
Annex 8.2             Employees Subject to Transfer
Annex 8.3             Outlet Store Employees
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*Only Annex 2.2(c) is attached. All other annexes have been omitted intentionally. The registrant shall furnish a supplementary copy of each such other annex to the Commission upon its request.

                  STOCK PROMISSORY SALE AND PURCHASE AGREEMENT

This Stock Promissory Sale and Purchase Agreement, dated as of January 10, 2005 (this "AGREEMENT"), is between VAA - Vista Alegre Atlantis SGPS, SA, incorporated and organized under the laws of Portugal with its registered office at Largo Barao de Quintela, 3-1(degree), 1200-046 Lisbon, Portugal, registered in the Commercial Registry of Lisboa under number 466 (the "SELLER"), and Libbey Europe B.V., a limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands and having its principal place of business at Lingedijk 8, 4142 LD Leerdam, The Netherlands or, if the Purchaser notifies the Seller in writing at least five (5) days prior to the Closing Date, an Affiliate of the Purchaser (the "PURCHASER"). The Seller and the Purchaser are referred to herein collectively as the "Parties" and individually as a "PARTY."

                                    RECITALS

A. The Seller is the owner of all of the shares representing one hundred percent (100%) of the entire issued and outstanding interest of Crisal-Cristalaria Automatica, S.A., (the "SHARES"), a company incorporated and organized under the laws of Portugal with its registered office at Lugar de Casal de Areia, Freguesia de Cos, Concelho de Alcobaca, Portugal, with share capital of thirteen million five hundred thousand euro ((euro) 13,500,000) registered in the Commercial Registry of Alcobaca under number 3086, tax number 505 210 150 (the "COMPANY").

B. The Seller wishes to sell and transfer, and the Purchaser wishes to purchase, the Shares, on the terms and subject to the conditions set forth hereunder.

The Parties have therefore agreed as follows:

                                   ARTICLE 1
                           SALE AND PURCHASE OF SHARES

1.1.  Sale and Purchase.

      (a) Subject to the terms and conditions of this Agreement, the Seller hereby promises to sell and transfer to the Purchaser and the Purchaser hereby promises to purchase from the Seller, the Shares, in accordance with the following schedule:

            (i) On the Closing Date, the Seller shall sell and transfer and the Purchaser shall purchase ninety-five percent (95%) of the Shares (the "ORIGINAL SHARES").

            (ii) The Seller shall sell and transfer to the Purchaser and the Purchaser shall purchase from the Seller the remaining five percent (5%) of the Shares (or, if the Company is transformed from an S.A. into another type of legal entity after the Closing Date, such other right or title representing the remaining five percent (5%) ownership in the Company), including all rights attached thereto (the "REMAINING SHARES"), on the earlier of (a) a date to be determined at the sole discretion of the Purchaser and set forth in a written notice sent to the Seller, but which shall not be earlier than seven (7) Business Days as

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                  from such written notice, or (b) seven (7) days after the date on which the Contingency Payment Statement for the Initial Earn-out Calculation Period becomes final (the "REMAINING SHARES PURCHASE DATE").

            (b) The Original Shares and the Remaining Shares shall be sold free and clear of all Encumbrances, together with all rights attaching thereto. The representations and warranties set forth in Sections 4.1(b), 4.1(c), 4.3(a), 4.3(b) and 4.4 of this Agreement shall be deemed to have been restated by the Seller as of the effective date of sale of the Remaining Shares, as if such representations and warranties were made as of such date; provided, however, that for purposes of this
                  Section 1.1(b) only, "Shares" as used in Sections 4.1(b), 4.1(c), 4.3(a), 4.3(b) and 4.4 shall be deemed to mean "Remaining Shares" and the Seller shall make no representations and warranties concerning the Company.

1.2.  Purchase Price.

      (a) The consideration to be paid by the Purchaser to the Seller shall consist of

            (i) a payment equal to twenty-seven million five hundred thousand euro ((euro) 27,500,000) (the "INITIAL PAYMENT"), minus (a) the amount of the principal balance of any reimbursable loans (incentivos reembolsaveis), plus any accrued and unpaid interest and fees or penalties, specified on the Government Incentive Contract Statement required under Section 1.2(b)(i),
                  (b) the amount (if any) specified on the Indebtedness Statement required under Section 1.2(b)(ii), and (c) two hundred fifty thousand euro ((euro) 250,000); plus

            (ii)  an additional payment to be determined in accordance with
                  Section 1.2(c), to be paid on the Remaining Shares Purchase Date; plus

            (iii) a contingent payment as described in Section 1.3 below.

      (b) Four (4) Business Days before the Closing Date, the Seller shall provide the Purchaser with the following:

            (i) a statement setting forth (a) the amount of principal balance of any reimbursable loans (incentivos reembolsaveis), plus accrued and unpaid interest and fees or penalties, in each case as may be outstanding under the Government Incentive Contract as of the Closing Date, and (b) the amount of funds earned or received under the Government Incentive Contract that the Seller (or the Company) has characterized as non-reimbursable loans (incentivos nao reembolsaveis) as of the Closing Date (the "GOVERNMENT INCENTIVE CONTRACT STATEMENT"); and

            (ii) a written notice specifying the amount of Indebtedness including any accrued and unpaid interest (other than amounts under Section 1.2(a)(i)(a)) that will remain outstanding on the Closing Date and detailing the amounts of any additional borrowings or payments made

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                  between the date of the last monthly report provided to the
                  Purchaser pursuant to Section 6.6 and the Closing Date (the "INDEBTEDNESS Statement");

            provided, however, that if the Closing Date will occur fewer than four (4) Business Days after all of the conditions in Article 9 are fulfilled, the Seller shall provide such documents at such time as reasonably agreed by the Seller and the Purchaser.

      (c) On the Remaining Shares Purchase Date, the Purchaser shall pay to the Seller either a "PERFORMANCE PAYMENT" equal to two million euros ((euro) 2,000,000) (reduced by the sum of any amounts due on the Remaining Shares Purchase Date by the Seller to the Company pursuant to Sections 8.8(a) and (c)), or a "DEFERRED PAYMENT" equal to one euro ((euro) 1) (reduced by the sum of any amounts due on the Remaining Shares Purchase Date by the Seller to the Company pursuant to Sections 8.8(a) and (c)), as follows:

            (i) If the Remaining Shares Purchase Date is not prior to the third (3rd) anniversary of the Closing Date, the Purchaser shall pay an amount equal to (a) the Performance Payment if the cumulative EBITDA of the Company for any eight (8) calendar quarters between the Closing Date and the third (3rd) anniversary of the Closing Date equals or exceeds ten million euro ((euro) 10,000,000), or (b) the Deferred Payment if the cumulative EBITDA of the Company does not equal or exceed ten million euro ((euro) 10,000,000) for any eight (8) calendar quarters during such period; and

            (ii) If the Remaining Shares Purchase Date is on or prior to the third (3rd) anniversary of the Closing Date, the Purchaser shall pay an amount equal to the Performance Payment.

      (d) On the Closing Date, the Parties shall execute and deliver, together with the Escrow Agent, an escrow agreement (the "REMAINING SHARES ESCROW AGREEMENT") in the form attached hereto as ANNEX 1.2(D). In accordance with the Remaining Shares Escrow Agreement and Section 2.2(e), the Seller shall, on the Closing Date, deposit the Remaining Shares and the letter referred to in Section 2.2(e)(ii) with the Escrow Agent in accordance with the Remaining Shares Escrow Agreement. Such documents will be released in accordance with the Remaining Shares Escrow Agreement and Section 2.2(e)(ii).

1.3.  Earn-out Payment.

      (a) The Purchaser shall pay to the Seller an earn-out payment (the "EARN-OUT PAYMENT"), subject to the following:

            (i) The Purchaser shall pay an Earn-out Payment of five million five hundred thousand euro ((euro)5,500,000) if

                  a. for the thirty-six (36) month period beginning on the EBITDA Start Date (the "INITIAL EARN-OUT CALCULATION PERIOD"), (i) the

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                        Company's cumulative EBITDA equals or exceeds eighteen
                        million euro ((euro) 18,000,000), and (ii) the value of the Company's cumulative Net Sales averages thirty million euro ((euro) 30,000,000) or more per annum during such Initial Earn-out Calculation Period; or

                  b. for the last twelve (12) months of the Initial Earn-out Calculation Period, (i) the Company's cumulative EBITDA equals or exceeds six million euro ((euro) 6,000,000), and (ii) the value of the Company's cumulative Net Sales equals or exceeds thirty million euro ((euro) 30,000,000).

            (ii) If the conditions in neither Section 1.3(a)(i)(a) nor Section 1.3(a)(i)(b) are satisfied, the following provisions will apply:

                  a. The Purchaser shall pay an Earn-out Payment of five million five hundred thousand euro ((euro) 5,500,000) plus interest if, during any period of four (4) consecutive calendar quarters during the sixty (60) month period beginning on the day after the last day of the Initial Earn-out Calculation Period, (i) the Company's cumulative EBITDA equals or exceeds six million euro ((euro) 6,000,000), and (ii) the value of the Company's cumulative Net Sales equals or exceeds thirty million euro ((euro) 30,000,000). The "EXTENDED EARN-OUT CALCULATION PERIOD" shall mean the period beginning on the day after the last day of the Initial Earn-out Calculation Period and ending on the earlier of
                        (x) the last day of such sixty (60) month period and (y) the last day of the first four (4) consecutive calendar quarter period in which the conditions in this Section 1.3(a)(ii)(a) are satisfied.

                  b. Interest due pursuant to Section 1.3(a)(ii)(a) shall accrue at a rate per annum equal to EURIBOR for three
                        (3) month interbank loans plus two and a half percent (2.5%) per annum and shall be compounded. Interest shall be calculated on the basis of a three hundred sixty-five
                        (365) day year and the actual number of days elapsed, shall begin accruing on the first day of the Extended Earn-out Calculation Period and shall cease accruing on the last day of the Extended Earn-out Calculation Period.

            (iii) If the Seller is not entitled to an Earn-out Payment pursuant to Sections 1.3(a)(i)(a), 1.3(a)(i)(b) or 1.3(a)(ii)(a), the
                  Purchaser shall not owe the Seller an Earn-out Payment. For the avoidance of doubt, the Seller shall in no event be entitled to more than one Earn-out Payment.

            (iv)  The "EBITDA START DATE" shall mean January 1, 2005.

      (b) Calculations of Net Sales and EBITDA pursuant to this Section 1.3 shall be made on a Consistent Basis in accordance with the principles in ANNEX 1.3(B), which sets forth a detailed calculation of the Company's Net Sales and

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

            EBITDA for 2003 and a detailed reconciliation of the Company's EBIT for 2003 to Portuguese GAAP.

      (c) The Purchaser shall calculate Net Sales and EBITDA for the first and second twelve (12) month periods during the Initial Earn-out Calculation Period, and shall send to the Seller, within sixty (60) days following the end of the first twelve (12) month period and second twelve (12) month period, respectively, a statement setting forth the Net Sales and EBITDA. The Seller may notify the Purchaser of any disagreements it has with such calculations; provided, however, that the Seller shall only have the right to dispute the calculations relating to the first and second twelve (12) month periods at the end of the Initial Earn-out Calculation Period in accordance with Section 1.3(d). Any exercise of, or failure to exercise, such notice rights by the Seller shall not constitute a waiver of any rights or claims the Seller has under Section 1.3(d).

      (d) The Purchaser shall calculate Net Sales and EBITDA for the applicable periods and shall send to the Seller, within sixty (60) days following the end of the Initial Earn-out Calculation Period and, if applicable, commencing with the fourth (4th) calendar quarter, at the end of each calendar quarter during the Extended Earn-out Calculation Period, a statement (a "CONTINGENCY PAYMENT STATEMENT") setting forth the Net Sales and EBITDA and stating the amount to be paid for the Remaining Shares pursuant to Section 1.2(c), if applicable, and stating whether the Earn-Out Payment is payable to the Seller and, if applicable, the amount of interest due. The Contingency Payment Statement shall become final and binding upon the Parties thirty (30) days after the Seller's receipt of the Contingency Payment Statement, unless the Seller gives written notice to the Purchaser before such date of its disagreement with the Contingency Payment Statement (a "SELLER'S CONTINGENCY PAYMENT OBJECTION"). Any Seller's Contingency Payment Objection shall specify in reasonable detail the nature of any disagreement with the Contingency Payment Statement. During the thirty (30) days following the Purchaser's receipt of a Seller's Contingency Payment Objection, the Parties shall attempt to resolve in writing any differences that they may have concerning any matters set out in the Seller's Contingency Payment Objection. If, at the end of such thirty (30) day period, the Parties have not reached written agreement on all such matters, then either Party may refer the remaining differences by written notice to the Independent Accountant. If such a referral is not made by either Party within forty-five (45) days following the Purchaser's receipt of a Seller's Contingency Payment Objection, the Contingency Payment Statement will become final and binding on the Parties. If such a referral is made, the Independent Accountant shall resolve the matters set forth in the Seller's Contingency Payment Objection on which the Parties have not agreed, as set out in the written notice to it. The Independent Accountant shall give the Parties the opportunity to set forth in writing their positions regarding the matters in dispute and shall deliver its written determination of such matters to the Parties as soon as reasonably possible after being notified of the dispute. The Independent Accountant's determination shall be conclusive and binding upon the Parties. The fees and disbursements of the Independent Accountant shall be borne equally by the Purchaser and the Seller. The Purchaser shall make readily

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

            available to the Seller, and the Parties shall make readily available to the Independent Accountant, all relevant books and records and any work papers relating to the Contingency Payment Statement. Upon resolution of all disputed matters, the Independent Accountant shall cause to be prepared and shall deliver to the Parties the Contingency Payment Statement, reflecting the resolution of such disputed matters, which shall then be final and binding on the Parties, absent manifest error.

      (e) If an Earn-out Payment is due, such payment shall be paid by the Purchaser to the Seller within seven (7) days following the date on which the Contingency Payment Statement for the relevant calculation period has become final.

      (f) Without prejudice to Section 5.3(b) of this Agreement, the Seller's sole remedy in connection with any claim by the Seller that its contingent payment interests in the Earn-out Payment have been adversely affected as a result of the management of the Company's business after Closing shall be, in the event that an Earn-out Payment is not made during the Initial Earn-out Calculation Period, the possibility of an Earn-out Payment in relation to the Extended Earn-out Calculation Period in accordance with this Section 1.3.

1.4.  Post-Closing Adjustment.

      (a)   As soon as possible after the Closing, but in any event within sixty
            (60) days thereafter, the Purchaser shall at its expense prepare or cause to be prepared, and deliver to the Seller an audited balance sheet of the Company as of the Closing Date, in accordance with Portuguese GAAP, Applied on a Consistent Basis (the "CLOSING STATEMENT"), which will include information for determining the Closing Indebtedness and Closing Cash. In preparing such Closing Statement, the Purchaser shall cause the newly appointed Company's auditors to consult with the former auditors of the Company, and the Seller shall be liable for the expenses of the former auditors.

      (b) The Closing Statement shall become final and binding upon the Parties thirty (30) days after the Seller's receipt of the Closing Statement, unless the Seller gives written notice to the Purchaser before such date of its disagreement with the Closing Statement (a "SELLER'S CLOSING STATEMENT OBJECTION"). Any Seller's Closing Statement Objection shall specify in reasonable detail the nature of any disagreement with the Closing Statement. During the fifteen (15) days following the Purchaser's receipt of a Seller's Closing Statement Objection, the Parties shall attempt to resolve in writing any differences that they may have concerning any matters set out in the Seller's Closing Statement Objection. If, at the end of such fifteen (15) day period, the Parties have not reached written agreement on all such matters, then either Party may refer the remaining differences by written notice to the Independent Accountant. If such a referral is not made by either Party within thirty (30) days following the Purchaser's receipt of a Seller's Closing Statement Objection, the Closing Statement will become final and binding on the Parties. If such a referral is made, the Independent Accountant shall resolve the matters set forth in the Seller's Closing Statement Objection on which the Parties have not agreed, as set out in the written notice to it. The Independent Accountant shall give the Parties the opportunity to set forth in writing their positions regarding the matters in dispute and shall deliver its written determination of such matters to the Parties as soon as reasonably possible after being notified of the dispute. The Independent Accountant's determination shall be conclusive and binding upon the Parties. The fees and disbursements of the Independent Accountant shall be borne equally by the Purchaser and the Seller. The Purchaser shall make readily available to the Seller, and the Parties shall make readily available to the Independent Accountant, all relevant books and records and any work papers relating to the Closing Statement. Upon resolution of all disputed matters, the Independent Accountant shall cause to be prepared and shall deliver to the Parties the Closing Statement, reflecting the resolution of such disputed matters, which shall then be final and binding on the Parties, absent manifest error.

      (c) If the Closing Indebtedness, less the amount of any outstanding reimbursable amounts (including any accrued and unpaid interest and fees or penalties) under the Government Incentive Contract and the amount of any other Indebtedness that, in each case, have been deducted in accordance with Section 1.2(a)(i), is greater than the Closing Cash, the Seller shall pay such difference to the Purchaser as a post-Closing Purchase Price adjustment. If the Closing Cash is greater than the Closing Indebtedness, less the amount of any outstanding reimbursable amounts under the Government Incentive Contract (including any accrued and unpaid interest and fees or penalties) and the amount of any other Indebtedness that, in each case, have been deducted in accordance with Section 1.2(a)(i), the Purchaser shall pay such difference to the Seller as a post-Closing Purchase Price adjustment.

      (d) Payments due under this Section 1.4 shall be made within five (5) days after the Closing Statement becomes final and binding on the Parties and shall bear interest at a rate per annum equal to EURIBOR for three (3) month interbank loans plus two and a half percent (2.5%) calculated on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed, from the Closing Date until the date of effective payment.

1.5. Payments. All payments to be made pursuant to this Agreement shall be made in euros, for same day value, by certified bankers check or by wire transfer to the bank account notified in writing by the Seller to the Purchaser, or by the Purchaser to the Seller, as applicable, no later than four (4) Business Days before the date of payment.

                                    ARTICLE 2
                                     CLOSING

2.1. Date and Place of Closing. Subject to Section 9.4 of this Agreement, the closing of the sale and purchase of the Original Shares (the "CLOSING") shall take place, at the option of the Purchaser, (i) within five (5) Business Days of the fulfillment or waiver of the last of the conditions set out in Article 9, (ii) on the last Business Day of the month in which the last of the conditions set out in Article 9 has been fulfilled or waived, or (iii) within the first three (3) Business Days of the month following the month in which the last of the conditions set out in Article 9 has been fulfilled or waived, at the offices of Goncalves Pereira, Castelo Branco & Associados, PC. Marques de Pombal, 1-8(degree), 1250-160, Lisbon, Portugal, provided that all the conditions set out in Article 9 remain satisfied or waived on that date. The Closing shall take place at a time to be set by agreement among the Parties, or failing such agreement, at 10.00 a.m. The date on which the Closing takes place is referred to herein as the "CLOSING DATE."

2.2.  Closing Transactions and Deliveries. On the Closing Date:

      (a)   The Seller shall deliver to the Purchaser:

            (i) all corporate documents relating to the Company that are not in the Company's possession (if any);

            (ii) the written resignations of members of the corporate bodies of the Company as required by the Purchaser in the form attached as ANNEX 2.2(A)(II);

            (iii) copies of resolutions of the Seller's Board of Directors approving the Transaction; and

            (iv) the original of the Seller letter to the Company requesting the transfer of the Original Shares in the form attached as ANNEX 2.2(A)(IV).

      (b) The Seller shall deliver to the Purchaser the share certificates representing the Original Shares duly endorsed in favor of the Purchaser.

      (c) The Purchaser shall deliver a letter from Libbey Inc. guaranteeing the payment to the Seller of the Earn-out Payment, if and when it becomes due, in the form attached as ANNEX 2.2(C).

      (d) The Purchaser shall pay to the Seller the Initial Payment in accordance with Section 1.2(a)(i).

      (e) With regard to the Remaining Shares, the Seller shall deliver to the Escrow Agent:

            (i) the respective share certificates with the endorsement in blank; and

            (ii) a letter from the Seller to the Company requesting the transfer of the Remaining Shares, in the form attached as ANNEX 2.2(E).

2.3. Endorsement of Share Certificates. On the Remaining Shares Purchase Date and upon the payment of the Performance Payment or the Deferred Payment, as applicable, by the Purchaser to the Escrow Agent for the benefit of the Seller, the Escrow Agent will (x) fill in and complete the endorsement in the share certificates of the Remaining Shares referred to in Section 2.2(e)(i) above with the identity of the Purchaser, (y) deliver to the Purchaser such certificates and to the Company the letter referred to in
      Section 2.2(e)(ii) above, upon releasing to the Seller the Performance Payment or the Deferred Payment, as applicable; provided that, in the event that the Company is transformed from an S.A. into another type of legal entity after the Closing Date, with respect to the formalities contemplated under (x) and (y) above, the Parties and the Escrow Agent shall comply with such other formalities as are required under Portuguese law in order to transfer the ownership interest held by the Seller in the Company to the Purchaser, and the Seller shall cooperate with the Purchaser in entering into such new arrangements with the Escrow Agent, including depositing any necessary documentation into the Remaining Shares Escrow Agreement, necessary to realize the objectives of this Section 2.3.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants that the following statements are true and correct as of the date hereof and will be true and correct as of the Closing Date, unless otherwise stated:

3.1.  Organization; Authority; Execution.

      (a) The Purchaser is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation, and has the corporate power and authority to conduct its business as currently conducted.

      (b) The Purchaser has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The Purchaser has duly authorized the execution of this Agreement and the consummation of the Transaction, and no other corporate action on the part of the Purchaser is necessary to authorize the execution by it of this Agreement or the consummation of the Transaction.

      (c) This Agreement has been duly executed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

3.2. Consents. Except for the Merger Notification, the Purchaser is not required to obtain any Consents from third parties in connection with the execution or enforceability of this Agreement or the consummation of any of the Transactions.

3.3. Effect of the Transaction. The execution of this Agreement by the Purchaser, its performance of its obligations hereunder, and the consummation by it of the Transaction does not give rise to any conflict with, or violation or breach of, any provision of its organizational documents (including its by-laws), or of any applicable Law.

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants that the following statements, taking into account any exceptions, disclosures, limitations and qualifications with regard to each such statement in the Annexes to this Article 4, are true and correct as of the date hereof and will be true and correct as of the Closing Date:

4.1.  Organization; Authority; Execution.

      (a) The Company is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of incorporation; the Company has the corporate power and authority to own, lease and operate the assets held or used by it. The Company is duly registered with the Commercial Registry of Alcobaca under number 3086, and the information contained in such trade register as reflected in extracts from such trade register dated January 6, 2005, copies of which are attached in ANNEX 4.1(a), is correct and complete. A copy of the current organizational documents of the Company is attached hereto in ANNEX 4.1(a).

      (b) The Seller has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The Seller has duly authorized the execution of this Agreement and the consummation of the Transaction, and no other corporate action on the part of the Seller is necessary to authorize the execution by it of this Agreement or the consummation of the transactions contemplated herein.

      (c) This Agreement has been duly executed by the Seller, and constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

      (d) Neither the Seller nor the Company is the subject of any current, pending or to the Seller's best knowledge threatened Proceeding under any bankruptcy, insolvency, moratorium on payments, judicial composition, dissolution, liquidation or any other debtor relief or similar Laws, and no circumstances exist that would form the basis for the initiation of any such Proceeding.

      (e) There has been no proposal made or resolution adopted by any competent corporate body of either of the Seller or the Company for the dissolution, liquidation, merger or split-up of either of them, and no circumstances exist that would form the basis for the mandatory dissolution or liquidation of either of them.

      (f) The minute books or similar records of the Company (or, to the extent that separate minute books or similar records have not been kept for the Company, the documents referred to in Section 4.1(g)) contain an accurate record of all meetings and other corporate action of the Company's stockholders, Board of Directors or other governing bodies, and any committees thereof. All of the registers, account books and corporate documents of the Company (or, to the extent that separate minute books or similar records have not been kept for the Company, the documents referred to in Section 4.1(g)) have been and continue to be regularly maintained, and give a true and accurate account of the activities of the Company as required by Law in all material respects.

      (g) The Seller has delivered to the Company, or the Company is otherwise in possession of all corporate documents of the Company, including all documents that the Company is required to keep or maintain by Law.

4.2. Capital. The Seller owns all of the Shares in the Company. All of the Shares have been validly issued and are fully paid up and, where applicable, non-assessable. Except for the Shares, the Company has not issued or cooperated with the issue of any shares or other securities (including warrants) or depositary receipts of shares ("titulos definitivos ou provisorios ou quaisquer outros tipos de valores mobiliarios"). There are no options, warrants or other agreements or undertakings pursuant to which the Company is or could be bound to issue any shares or other securities (including warrants). No securities issued by the Company are listed on any stock exchange or unregulated market.

4.3.  Ownership of the Shares.

      (a) The Seller is the unconditional legal and beneficial owner and the holder of record of the Shares, free and clear of all Encumbrances. The rights of the Seller with respect to the Shares is not subject to revocation, rescission or any form of annulment whatsoever.

      (b) None of the Shares have been transferred or encumbered in advance ("oneradas por qualquer forma"), and the Seller has not received any notice of an attachment ("Penhora ou qualquer outro tipo de apreensao judicial ou extra judicial") thereon.

      (c) Except in relation to Printglass - Transformacao de Vidro LDA, the Company does not own and has not committed to acquire, directly or indirectly, any shareholding or other interest in any corporation, partnership or other entity, nor does the Company serve as director or manager in any company or entity.

      (d) As of the Closing Date, the Company shall be the unconditional legal and beneficial owner and the holder of record of share capital in Printglass, representing an ownership interest of nineteen percent (19%) of Printglass, free and clear of all Encumbrances. The rights of the Company with respect to such share capital will not be subject to revocation, rescission or any form of annulment whatsoever.

4.4. Consents. Except for the Merger Notification, the Declaration and as set out in ANNEX 4.4, neither the Seller nor the Company is required to obtain any Consents from, make any filings with, or give any notices to any Governmental Authority or other person in connection with the execution or enforceability of this Agreement or the consummation of any part of the Transaction.

4.5. Effect of the Transaction. The execution of this Agreement by the Seller, the performance by it of its obligations hereunder, and the consummation by it of the Transaction, does not and will not affect the legal situation of the Company or the Company's rights and obligations vis-a-vis third parties and will not give rise to any of the following:

      (a) any conflict with, or violation of, any provision of the organizational documents ("Estatutos, deliberacoes dos orgaos sociais, regulamentos internos e similares") of the Company;

      (b) any conflict with, or violation or breach of, any applicable Law, or any other obligation of the Company;

      (c)   any loss or material change in the terms of any Subsidy;

      (d) any breach of or default or event that, with the lapse of time or giving of notice would constitute a default, under any Contract, or any contractual cause for early termination of or acceleration of payment under any Contract;

      (e) any obligation to pay a bonus or indemnity of any type whatsoever to any employee or corporate executive of the Company;

      (f) any change to, suspension, cancellation or withdrawal of, any Consent granted to the Company, or any favorable Tax or Social benefit or regime enjoyed by the Company;

      (g) any entitlement for any party to be released from its obligations under the terms of any guarantee, comfort letter or other similar document issued as a surety or in support of any undertakings by the Company;

      (h) any registration or creation of a pledge or other security interest on the assets of the Company; and

      (i) any impairment to the continued ownership or use by the Company of the Intellectual Property Rights set out in Annex 4.12(a) and Annex 4.12(b).

4.6.  Compliance with Law.

      (a) The Company has conducted in all material respects its business in compliance with all applicable Laws (including, without exception, Laws concerning competition), Consents and Permits.

      (b) The Company possesses all Consents and Permits required in connection with its operations as currently conducted, and all such Consents and Permits are in full force and effect. There are no Proceedings to modify, suspend or terminate any such Consent or Permit pending or, to the Seller's best knowledge, threatened, in each case that could reasonably be expected to have a material adverse effect on the Company's business as currently conducted.

      (c) The Seller is not aware of any planned modifications to any Permits that could reasonably be expected to be, individually or in the aggregate, materially adverse to the Company.

4.7.  Accounting and Financial Documents.

      (a) ANNEX 4.7(a) contains complete and correct copies of the audited financial statements (balance sheet, profit and loss statement, cash flow statement and notes on the accounts (including any off-balance sheet undertakings)) of the Company, including the report and opinion of the independent auditor of the Company, as of and for the period ended December 31, 2003, prepared in accordance with Portuguese GAAP Applied on a Consistent Basis (the "2003 FINANCIAL STATEMENTS").

      (b) ANNEX 4.7(b) contains complete and correct copies of the unaudited financial statements (balance sheet, profit and loss statement and notes on the accounts (including off-balance sheet undertakings)) of the Company as of and for the period ended September 30, 2004, prepared in accordance with Portuguese GAAP Applied on a Consistent Basis and including a comparison to the comparable period ended September 30, 2003 (the "2004 FINANCIAL STATEMENTS" and, together with the 2003 Financial Statements, the "FINANCIAL STATEMENTS").

      (c) Subject to any applicable year-end adjustments in relation to the 2004 Financial Statements, the Financial Statements give a true and accurate account of the financial condition, assets, liabilities and results of operations of the Company as of the respective dates thereof and for the periods then ended. The 2003 Financial Statements have been certified without qualification by the independent auditor of the Company.

      (d) As of the dates of the Financial Statements, the Company did not have any Liabilities, whether due or to become due, that were either
            (i) required by Portuguese GAAP to be reflected in the relevant Financial Statements, or (ii) individually or in the aggregate material to the financial condition of the Company, and that, in either case, were not reflected or expressly reserved against in the Financial Statements, specifically disclosed or provided for in the notes thereto.

      (e) ANNEX 4.7(e) sets forth the amount of principal balance, plus accrued and unpaid interest and fees or penalties, outstanding under the Government Incentive Contract as of the date hereof.

4.8.  Conduct of Business.

      (a) Since January 1, 2004, except as specifically contemplated herein or as indicated in ANNEX 4.8(a):

            (i) The Company has not undertaken any transaction materially modifying the substance of, or the rights over, its assets, such as any transfer, pledge, lease, grant of license or other rights to third parties with respect to its tangible or intangible assets;

            (ii) The Company has not incurred or become subject to any Liability, whether due or to become due, or entered into any material transaction that is outside the Ordinary Course of Business;

            (iii) The Company has not made any change in its accounting procedures or practices; and

            (iv)  The Company has not agreed to do any of the foregoing.

      (b) Since October 1, 2004, except as specifically contemplated herein or as indicated in ANNEX 4.8(b):

            (i) The Company has carried out its activities in the Ordinary Course of Business, using commercially reasonable efforts to
                  (a) preserve the organization and value of its business, its goodwill and reputation, its relationships with its main clients, suppliers, customers and agents, as well as with public authorities, (b) keep available the services of its employees, (c) maintain all its material assets and properties in working condition, and (d) comply in all material respects with all contractual and other obligations applicable to its business.

            (ii) The Company has not undergone or suffered any change in its condition (financial or otherwise), income, properties, Liabilities whether due or to become due or operations that has been, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and, to the Seller's best knowledge, no such change is pending or threatened;

            (iii) The Company has not terminated any business relationship the severing or cessation of which could have a material adverse effect on its financial condition;

            (iv) The Company has not declared any dividends or made any other distribution of profits, reserves or retained earnings;

            (v) The Company has not accelerated the collection of, granted any discounts (other than in the Ordinary Course of Business) with respect to, or sold to third parties, any accounts receivable related to the Company, or delayed the payment of any payables related to the Company or any portion thereof for a period longer than fifteen (15) days beyond the normal payment conditions of the Company; without limitation of the foregoing, all charges and expenses related to the Contracts listed in Annex 4.15, as required by Section 4.15(m) (except in relation to the financial leases listed under Section 6.16), to the extent that such charges and expenses relate to the Company's furnace number 2 (including expenditures made for the reconfiguration of its machines), have been paid in full;

            (vi) The Company has not agreed to any merger, de-merger, spin-off or consolidation; changed its share capital, issued any securities of any nature whatsoever (including warrants), granted any stock options, or purchased any of its own securities;

            (vii) No amendments have been made to the organizational documents
                  (including articles of association and by-laws) of the Company;

           (viii) The Company has not, except in the Ordinary Course of Business, (i) varied the terms of any existing Indebtedness or guarantee; (ii) subjected any of its properties or other assets to any Encumbrance other than Permitted Encumbrances;
                  (iii) discharged or satisfied any Encumbrance or paid or satisfied any Liability, whether due or to become due, in each case other than upon it becoming due and payable; (iv) cancelled, compromised, settled or otherwise adjusted any debt, claim or Proceeding or waived or released any right relating to its business; or (v) sold, assigned, transferred or otherwise disposed of any assets with a book value greater than fifty thousand euro ((euro)50,000); and

            (ix)  The Company has not agreed to do any of the foregoing.

4.9. Sufficiency of Information Technology; Services. The Company owns, leases or licenses or is otherwise legally entitled to use all computer hardware, software, databases and other information technology necessary for the operation of its business, as currently conducted. Except as set forth in ANNEX 4.9, the Seller and its Affiliates do not provide any services to the Company.

4.10. Real Property.

      (a) ANNEX 4.10(a) sets out a complete and accurate list of real property owned by the Company. The Company has good and valid title to all such property and, as of the Closing, all such property will be owned by the Company free and clear of all Encumbrances, except for Permitted Encumbrances. Without limiting the foregoing, no third party may invoke retention or similar rights in order to encumber or restrict the rights of the Company to the real property listed in Annex 4.10(a) due to any events occurring or any circumstances arising on or prior to the Closing Date or due to continuing events that started on or prior to the Closing Date.

      (b) ANNEX 4.10(b) sets out a complete and accurate list of each parcel of real property leased by the Company or otherwise used (but not owned) by it. In each case, the Company has a valid and subsisting right to use the premises subject to the current conditions of use, in each instance free and clear of all Encumbrances other than Permitted Encumbrances.

      (c) There are no zoning, condemnation or expropriation Proceedings pending or to the Seller's best knowledge threatened that would preclude or materially impair the use of any property owned, leased or used by the Company.

      (d) The buildings and other facilities or installations owned by the Company are not built or situated on land not owned by the Company.

4.11. Movable Property and Business.

      (a) Except as set out in ANNEX 4.11(a), the Company either owns free and clear of all Encumbrances other than Permitted Encumbrances, or uses under the terms of a valid operational or financial lease, all movable property, machinery and equipment that it uses (including, without limitation, the movable property obtained from the IVIMA facility and currently used by the Company).

      (b) The computers, equipment, servers, communications networks and computer facilities and hardware necessary for the running and operation of the Company's business are in good working order, have received proper maintenance to assure their good working order and do not have nor is there reason to believe that they may have any defects that could materially affect their performance or limit the undertaking of the activities of the business taken as a whole.

      (c) ANNEX 4.11(c) sets out a complete and accurate list of all assets owned or leased by the Company and used by Printglass. The Company either owns all such assets free and clear of all Encumbrances other than Permitted Encumbrances or has entered into financial leases for such assets.

4.12. Intellectual Property Rights.

      (a) ANNEX 4.12(a) sets out a complete and accurate list of all Intellectual Property Rights that the Company owns. All such Intellectual Property Rights are valid and free from any Encumbrances (other than Permitted Encumbrances), and the Company has made all filings, payments and formalities necessary to ensure that they have full and exclusive ownership of such Intellectual Property Rights, enforceable against third parties. No license or right to use of any of the Intellectual Property Rights set out therein has been granted to any Person other than the Company.

      (b) ANNEX 4.12(b) sets out a complete and accurate list of all Intellectual Property Rights that the Company uses under license.

      (c) The Company is not infringing or has not infringed, or is not participating or has not participated in any infringement of, any Intellectual Property Rights of any other Person. There are no adverse claims with respect to any Intellectual Property Rights, either owned or licensed, that are currently pending. To the Seller's best knowledge, no Person is infringing any Intellectual Property Rights of the Company.

      (d) To the Seller's best knowledge, there are no valid grounds for any bona fide claim: (i) to the effect that the use, sale or licensing of any product or process as now used, sold or licensed by the Company infringes any Intellectual Property Right of any other Person; (ii) against the use by the Company of any Intellectual Property Right of any other Person; (iii) challenging the ownership or validity of any Intellectual Property Right of the Company; or
            (iv) challenging the license or legally-enforceable right to use any Intellectual Property Right that the Company uses under license.

4.13. Receivables. Except for amounts specifically reserved for in the Financial Statements, all accounts receivable set out in the Financial Statements and all other rights of payment, including, without limitation, unbilled amounts and credits extended to third parties acquired by the Company between September 30, 2004, and the date hereof or the Closing Date, as applicable, (a) have arisen from bona fide transactions in the Ordinary Course of Business, (b) are free from any Encumbrances, and (c) to the Seller's best knowledge should be collectible in full within six (6) months from the date such right to payment arose; provided, however, that nothing herein may be construed as an express -------- ------- or implied warranty by the Seller in respect of actual collection of any such accounts receivable.

4.14. Inventory. The inventory set out in the Financial Statements and all inventory acquired by the Company between the date of the Financial Statements and the date hereof consist of raw materials, cartons, semi-finished and finished products that are usable and/or saleable in the Ordinary Course of Business for the purpose for which they were produced, subject to the percentage for depreciation of inventory as consistently recorded by the Company, and in quantities sufficient for the usual requirements of the Company and its customers. All inventory that was not located on the Company's site as of December 31, 2004, is set forth on ANNEX 4.14.

4.15. Contracts. ANNEX 4.15 sets out a complete list of all Contracts (setting forth only with respect to oral agreements an indication of the purpose of the Contract, the names of the parties thereto, its duration (definite or indefinite) and the amounts involved thereunder) falling under any of the following categories:

      (a) Contracts (including customer contracts) involving the Company's obligation to pay, or entitlement to receive, under the normal course of such Contracts, a total amount in excess of fifty thousand euro ((euro) 50,000) or the equivalent thereof in any other currency, calculated on the date hereof;

      (b) Contracts, the term of which exceeds one (1) year or is unlimited in duration (with the exception of labor agreements), that the Company may not terminate on less than three (3) months' notice without payment of an indemnity;

      (c) Contracts giving rise to the payment by the Company of fees or any other consideration to the other party (or to any entity or individual connected therewith), other than as provided in Section 4.15(l), in consideration for business referred or otherwise provided to the Company by such party;

      (d) Contracts providing for the sharing of profits, the payment of commissions, or the payment of any amounts based on profits or revenues;

      (e) Contracts under which the Company is bound not to carry out, or to restrict the performance of, certain activities, or to refrain from competing;

      (f)   Contracts granting exclusive rights;

      (g)   Any outstanding loans granted by the Company;

      (h) Guarantees, sureties, warranties and credit support agreements given by (i) the Seller or its Affiliates for the benefit of the Company or (ii) the Company, excluding guarantees to secure utility purchases or rental payments unless such guarantees are to or for the benefit of the Seller or its Affiliates.

      (i) Contracts that do not fall within the scope of the Company's Ordinary Course of Business, or which have been entered into under conditions other than those usually granted to independent parties, or which do not reflect market conditions or normal commercial practices;

      (j) Contracts relating to the holding and/or transfer of securities or interest in any entity or to the control or management thereof;

      (k) Contracts with the Seller or any of the Seller's Affiliates other than those in the Ordinary Course of Business;

      (l)   Representative, agency, distribution or sales contracts;

      (m) Contracts relating to the rebuilding or the repairing of the Company's furnace(s) or the reconfiguration of its machines, involving the Company's obligation to pay, or entitlement to receive, under the normal course of such Contracts, a total amount in excess of fifty thousand euro ((euro) 50,000) or the equivalent thereof in any other currency, calculated on the date hereof; and

      (n) Contracts for the supply of raw materials, electricity, mold repair services, natural gas or packaging materials, involving the Company's obligation to pay, or entitlement to receive, under the normal course of such Contracts, a total amount in excess of fifty thousand euro ((euro) 50,000) or the equivalent thereof in any other currency, calculated on the date hereof.

      All such Contracts, together with the leases under Sections 4.10(b) and 4.11(a), licenses under Section 4.12(b), Government Incentive Contract under Section 4.17, and collective bargaining agreements and employment contracts under Sections 4.19(b) and 4.19(d), are valid and binding and in full force and effect, and the Company is in a position to obtain enforcement of the terms thereof. The Company is not in material breach of any such Contract and has not waived any right under any such Contract that could have a material adverse effect on the Company, and the Company has not received any notice of breach, default, acceleration or transfer under any such Contract. To the Seller's best knowledge, no other party to any Contract is in material default thereunder.

4.16. Bonus Programs. ANNEX 4.16 sets out a complete and accurate list of all incentive, bonus, rappel and similar programs with customers of the Company currently in effect.

4.17. Subsidies. ANNEX 4.17 sets out a complete and accurate list of all Subsidies that impose on the Company any obligations or conditions that remain in effect as of the date hereof or that will come into effect hereafter, setting out the amounts received as of the date hereof and any amounts remaining to be dispensed thereunder. The Company is not in breach of any of the terms and conditions of any Subsidy and does not anticipate being in breach based on current conditions, in either case that would result in a material adverse effect on the Company.

4.18. Insurance. ANNEX 4.18 sets out a complete list of the insurance policies of the Company. The corresponding premiums have been duly paid and the Company has complied in all material respects with the provisions thereof. The continuity and cost of the coverage provided by those policies shall not be affected by the sale of the Original Shares or the Remaining Shares to the Purchaser. Except as set forth on ANNEX 4.18, there is no insurance claim pending and, to the Seller's best knowledge, there are no circumstances likely to give rise to any such claim.

4.19. Employment Matters.

      (a) There are no current or pending collective or individual labor disputes with the employees of the Company and, to the Seller's best knowledge, no such collective or individual disputes are threatened.

      (b)   ANNEX 4.19(B) sets out, for the Company:

            (i)   all applicable collective bargaining agreements;

            (ii) the compensation scheme, including premiums, bonuses, commissions, fringe benefits (without limitation, automobiles and cellular telephones supplied by the Company) and any other acquired rights, applicable to all of the employees or certain categories thereof; and

            (iii) the profit-sharing, incentive, stock-option, company savings and other similar plans,
            and no changes have been made by the Company to the rights granted collectively by it to its employees since January 1, 2004.

      (c) ANNEX 4.19(c) sets out a list of all employees of the Company, listing the name, age, date of hire, type of employment contract and length of service, professional category, gross annual compensation, and corresponding benefits. Except as set out in ANNEX 4.19(C), no person is an employee of the Company or may claim such status due to any events occurring or circumstances arising on or prior to the Closing Date or due to continuing events that started on or prior to the Closing Date.

      (d) Except for employment contracts with temporary and term employees, copies of which are set out in ANNEX 4.19(d), the Company has not entered into any other written employment agreements that are currently in effect.

      (e) Except as set out in ANNEX 4.19(e), the Company did not undertake vis-a-vis its directors, collaborators or employees to pay any amount, as increased wages or termination payment in excess to amounts required by Law. ANNEX 4.19(e) sets forth any additional benefits granted to such persons since January 1, 2004, with the exception of compulsory salary increases made pursuant to the terms of any applicable collective bargaining agreement or as otherwise required by Law.

      (f) There are no outstanding undertakings or obligations vis-a-vis former employees or corporate officers of the Company.

      (g) There are no obligations of the Company vis-a-vis bodies representing its employees, insofar as such obligations exceed those provided for by applicable Law or the collective status referred to in Section 4.19(b).

      (h) No claim has been made against the Company by any relevant authority for failure to comply with labor rules and regulations that is not fully and finally settled, nor are, to the best knowledge of the Seller, claims of such type anticipated.

      (i) Neither the Seller nor the Company has undertaken to grant any benefits to any employee or corporate officer of the Company as a result of the completion of the sale of the Shares contemplated hereunder.

      (j) The Company has not made any commitment vis-a-vis its employees in connection with any future dismissal or reorganization.

      (k) The Company is and has been in compliance in all material respects with all provisions of labor and Social Laws, the collective status described in Section 4.19(b), and individual employment contracts, including payment of any amounts due from the retroactive salary increase as from due January 1, 2004, and obligations as towards the relevant labor authorities, including communications, notifications and authorizations.

      (l) No senior executive or key employee of the Company has declared his or her intention to resign, and no senior executive or key employee of the Company has resigned since the date three (3) months before the date hereof.

4.20. Pension and Other Employee Benefit Matters.

      (a) ANNEX 4.20(a) sets out a complete and accurate list of all pension, pre-pension, health, disability and other employee benefit commitments of the Company other than the Plan (as defined below).

      (b) A copy of the Company's updated defined benefit pension and disability plan established to grant or to have granted pensions to current or former employees of the Company (the "PLAN") is attached as ANNEX 4.20(b). As of the date hereof and as of Closing, the Liabilities, whether due or to become due, for present or former employees of the Company under the Plan are and will be adequately funded under Portuguese GAAP and consistent with all statutory and regulatory pension funding obligations.

      (c) A copy of the latest Certified Actuarial Report, which certifies as of April 30, 2004, the adequacy of the Plan reserves for the pension responsibilities of the Company, is attached as ANNEX 4.20(c). Since the date of such report, the Company has not granted, committed to or agreed to any salary raises or other adjustments to pensionable salaries that will or could result in back service or future service payment obligations.

      (d) The Company was granted authorization by the applicable regulatory authorities for the incorporation of a new defined benefit pension and disability plan, a copy of which is attached as ANNEX 4.20(d). The Plan's assets that were transferred to such new plan are sufficient to fund the Liabilities, whether due or to become due, for present or former employees of the Company under the Plan and are adequately funded under Portuguese GAAP and consistent with all statutory and regulatory pension funding obligations.

      (e) The Plan is the only collective and/or individual pension or disability scheme to which the Company is obligated to make any contribution or otherwise fulfill any commitment. Other than the Plan, the Company has no Liability (whether due or to become due) for any pension, pre-pension, health, disability or other employee benefit commitments or plans of the Seller or any of the Seller's Affiliates.

      (f) All contributions to the Plan are and have been made in full, and all other obligations of the Company under the Plan have been fully satisfied, in a timely manner.

      (g) There are no current or pending Proceedings regarding the Plan, or the implementation thereof, and to the Seller's best knowledge, no such Proceedings are threatened.

4.21. Tax; Social Security; Customs.

      (a) The Company has timely filed and maintained true, accurate and complete Tax and Social reports, returns, notices and other documentation as required by applicable Laws, has withheld from its employees and timely paid to the appropriate Governmental Authority proper and accurate amounts for all periods through the date hereof as required by applicable Tax withholding provisions of applicable Laws, and has otherwise complied in all material respects with all applicable Tax and Social Laws.

      (b) The Company has timely paid all Taxes and Social Charges that became due before the date hereof. The reserves appearing on the books of the Company at the Closing Date are sufficient to pay all Taxes and Social Charges due or that may become due with respect to the period covered thereby, regardless of whether the liability for such Taxes is disputed.

      (c) No Tax or Social audit or inquiry relating to any Taxes for which the Company is or may be liable is pending, and the Company has not received any information request or similar notice from said authorities, which remains unsatisfied or unresolved. To the Seller's best knowledge, no such audit or inquiry is threatened.

      (d) The Company is not bound by any undertaking or obligation given in consideration for any Tax or Social benefit or Consent. The Company does not own any asset (i) the tax value of which is less than its net book value, (ii) which is subject to any holding obligation, or
            (iii) to which any Tax or Social Liability (whether due or to become due) not shown in the Financial Statements is attached. The information provided and the representations made to the Tax or Social authorities by the Company in connection with the obtaining of any Tax or Social benefits or Consents enjoyed by them were true, accurate and complete in all material respects. The incentive and other similar plans enjoyed by the employees of the Company duly qualify for the Tax and Social exemptions normally applicable to them.

      (e) The Company is entitled to the Tax and Social receivables (including the carry-back receivables) described in ANNEX 4.21(e).

      (f) The distributable reserves and other distributable amounts appearing in the Financial Statements may be distributed without any Tax burden for the Company.

      (g) The Company has not been made aware by its tax counsel (external or in-house) or auditors that a position it has taken on certain Tax or Social matters is based on an interpretation of the Tax rules and regulations likely to be challenged by the Tax or Social authorities.

      (h) The Company has not made any Tax elections that are still in effect (including, but not limited to corporate income tax and V.A.T.).

      (i) The Company has not assumed or is not bound to assume the Tax Liabilities of any other Person or to indemnify such Person for such Tax Liabilities (whether due or to become due).

4.22. Environment.

      (a) No activities of the Company and no facilities or properties owned, leased, used or operated by it at any time between March 29, 1996, and the Closing are or have been the source of any pollution, contamination or Release that would violate or require remediation under any applicable Law.

      (b) None of the land, premises or facilities owned, leased, used or operated by the Company as of or at any time between March 29, 1996, and the Closing are contaminated or polluted in a way that would violate or require remediation under any applicable Law.

      (c) No dangerous or toxic wastes or substances are or have been stored or treated on land owned, leased, used or operated by the Company as of or at any time between March 29, 1996, and the Closing. The Company has not shipped or transported or caused the shipment or transportation of any dangerous or toxic wastes or substances. The Company has not disposed or caused the disposal of wastes on sites other than those designed for their storage, treatment or destruction and in compliance with applicable Laws.

      (d) There are no prohibitions, injunctions, restrictions or limitations of any nature whatsoever on the free use or disposal by the Company of any of its movable assets or real property arising from their environmental condition, and there are no facts or circumstances that could reasonably provide a basis for any such prohibition, injunction, restriction or limitation.

      (e) The Company has obtained and is and, to the Seller's best knowledge, has at all times between March 29, 1996 and the Closing been in compliance in all material respects with all Permits that are required under, and has complied in all material respects with all applicable Laws relating to, public health and safety, worker health and safety, and pollution or protection of the Environment, including Laws relating to Releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes or otherwise relating to the testing, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes. All such Permits are valid and in full force for the operation of the Company's business as currently conducted and, where applicable, timely renewal applications have been submitted for all such Permits.

      (f)   The Company is not liable with respect to matters covered under this
            Section 4.22 for any other Person.

4.23. Litigation and Proceedings. Except as set out in ANNEX 4.23, there are no current or pending Proceedings to which the Company is a party or in which the Company is otherwise involved, in each case for which the Company is or could be reasonably expected to be liable for amounts in excess of two thousand five hundred euro

      ((euro) 2,500), and no such Proceedings are, to the Seller's best knowledge, threatened. There are no Judgments in force or outstanding against the Company.

4.24. Product Liability.

      (a) The Company has not been ordered or requested by any Governmental Authority or judicial authority, or by any professional or consumer body whatsoever, to recall any product manufactured or marketed by it, or to inform the users thereof of the existence of any defect in any such product or danger caused by, or related to, its use. The Company does not anticipate proceeding with a spontaneous recall of any of its products.

      (b) To the Seller's best knowledge, there are no grounds for the liability of the Company in respect of products manufactured or marketed by the Company.

4.25. Bank Accounts and Signature Powers. ANNEX 4.25 sets out a complete and accurate list of the bank accounts and safe deposit boxes opened in the name of or for the benefit of the Company, with the names of the persons authorized to operate such accounts or to have access to such deposit boxes, as well as a list of all of the powers of attorney granted by the Company.

4.26. Intermediaries. All negotiations relating to this Agreement have been carried out without the involvement of any person acting on behalf of the Seller, the Purchaser or the Company in a manner that could give rise to any valid claim against the Company or the Purchaser for any broker's or finder's fee or similar compensation in connection with the transactions contemplated hereby.

4.27. Customer-owned Molds. ANNEX 4.27 sets out a complete and accurate list of all molds used by the Company and owned by customers of the Company.

4.28. Completeness of Representations and Warranties. The Seller has not omitted to disclose to the Purchaser any facts that (i) would be necessary to make the information contained in this Agreement and its annexes not misleading in any material respect, or (ii) might reasonably have caused the Purchaser not to enter into the Transaction, or to have entered into the Transaction on materially different terms. Where representations and warranties in this Article 4 are subject to the Seller's best knowledge, the Seller has made reasonable efforts to obtain from Messrs. Carlos Alberto Martins da Silva, Mario Augusto Lopes Freire and Avelino Montez de Sousa Lopes, Ms. Ana Adelaide Barreira Aires, Ms. Ana Maria Campos de Oliveira, and the Company's directors and professional advisors all relevant information, and in making those representations and warranties the Seller has relied upon the information so obtained by it.

                                   ARTICLE 5
                           COVENANTS OF THE PURCHASER

5.1. Best Efforts Undertaking. The Purchaser shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under all applicable Laws to cause each of the conditions to Closing set out in Article 9 to be satisfied and to consummate and make effective the Transaction. In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Purchaser shall use its best efforts to take or cause to be taken any such action.

5.2. Confidentiality. From the date hereof through and including the Closing Date, the Purchaser shall refrain from providing any third parties with any Confidential Information whatsoever concerning the Company, other than
      (a) as required by applicable Law or otherwise necessary in relation to the Merger Notification or to a courtesy notification to the antitrust authorities in the United States, or (b) as necessary to undertake the actions specifically contemplated by this Agreement. If this Agreement is terminated in accordance with Section 9.4, the Purchaser will, at the Seller's option, (a) promptly deliver to the Seller all documents furnished to the Purchaser or its representatives by or on behalf of the Seller (and all copies thereof) containing Confidential Information or destroy the same and send to the Seller written confirmation of such destruction and (b) destroy all documents prepared by it or its representatives that contain or reflect Confidential Information and send to the Seller written confirmation of such destruction; provided, however, that the Purchaser may retain one copy of any such document in its files for internal recordkeeping and accounting purposes only. Notwithstanding the return or destruction of the Confidential Information and the termination of this Agreement, the Purchaser and its representatives will continue to be bound by this Section 5.2 until the second anniversary of the date hereof.

5.3. Restricted Actions; Board of Directors. During the Initial Earn-out Calculation Period and the Extended Earn-out Calculation Period, if applicable:

      (a) the Purchaser shall have the sole authority to manage and operate the business of the Company; provided; however, that the Purchaser shall ensure that the Company shall not enter into any transactions that are not arms' length or that constitute illegal transfer pricing;

      (b) the Purchaser agrees not to take and to prevent the Company from taking actions for the primary purpose of adversely affecting the Seller's contingent payment rights to the Performance Payment and the Earn-out Payment; and

      (c) the Board of Directors (Conselho de Administracao) of the Company shall meet no less frequently than twice per year, to resolve upon matters that it is required to act upon by Law. The Purchaser shall ensure that all Board members timely receive monthly management reports generally consistent with prior practice.

5.4. Board Member. Until the Remaining Shares Purchase Date, the Seller shall have the right to appoint a member to the Board of Directors of the Company, such person to be appointed with the consent of the Purchaser, which shall not to be unreasonably withheld; it is understood that such board position shall entail no executive powers in relation to the Company and the member appointed by the Seller shall not be entitled to any remuneration in such capacity from the Company.

                                   ARTICLE 6
                             COVENANTS OF THE SELLER

6.1. Best Efforts Undertaking. The Seller shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under all applicable Laws to cause each of the conditions to Closing set out in Article 9 to be satisfied and to consummate and make effective the Transaction. In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Seller shall use its best efforts to take or cause to be taken any such action.

6.2. Confidentiality and Exclusivity. From the date hereof through and including the Closing Date, the Seller shall refrain, and shall cause the Company to refrain, from providing any third parties with any information whatsoever concerning the Company, other than (a) within the course of the Seller's Ordinary Course of Business, (b) as required by applicable Law or otherwise necessary in relation to the Merger Notification, or (c) as necessary to undertake the actions specifically contemplated by this Agreement. During the same period, the Seller shall refrain from initiating or continuing, either directly or indirectly, with any Person other than the Purchaser, any negotiations concerning the sale of all or part of the Shares, or of any part of the business of the Company.

6.3. Management of the Company. From the date hereof through and including the Closing Date, except as expressly and specifically envisioned in this Agreement, the Seller shall cause the Company:

      (a) to take each of the actions described in Section 4.8(b)(i) and not to take any of the actions described in Sections 4.8(a)(i) through 4.8(a)(ii) and Sections 4.8(b)(iii) through 4.8(viii);

      (b) without prejudice to the generality of the foregoing, not to (i) enter into any employment agreement with any Person; (ii) adopt, enter into, amend in any material respect, announce any intention to adopt or terminate any collective bargaining or similar agreement or other employee benefit plan, program or arrangement of general applicability; or (iii) make any capital expenditures in excess of one hundred thousand euro ((euro) 100,000);

      (c) not to change the rights granted by the Company collectively to its employees as described in Annex 4.19(b), nor grant any additional benefit to any of its directors, consultants or employees, with the exception of compulsory salary increases made pursuant to the terms of any applicable collective bargaining agreement or as otherwise required by Law; and

      (d) to give written notice to the Purchaser of any additional borrowings made or funds received under the Government Incentive Contract.

6.4.  Non-competition and Non-solicitation.

      (a) For three (3) years following the Closing Date, the Seller shall not undertake, directly or indirectly, personally or through Affiliates or other individuals or entities, whether or not for compensation, throughout the territory where the

            Company is active, any activity that might compete with that of the Company except for the sale of the Company's products in outlet stores owned by the Seller or any of its Affiliates, or cooperate in any manner whatsoever with any company that competes with the Company; and

      (b) Except as specifically contemplated by this Agreement, for two (2) years following the Closing Date, the Seller shall not employ or solicit for employment, either directly or indirectly, employees of the Company, or incite any of those employees to leave any position they occupy now or in the future with the Company.

6.5. Employee Notification. The Seller shall not provide any information to employee representatives concerning the Purchaser and its plans for the Company without the Purchaser's prior written approval.

6.6. Access and Information. From the date hereof until the Closing, the Seller shall cause the Company to grant the Purchaser and its representatives, without unduly interfering with the normal operations of the Company, access to the books, records, management, consultants, facilities, properties and assets of the Company (and those of the Seller to the extent that its books, records, management personnel, consultants, facilities and assets relate to the Company's business) to enable them to conduct such additional audits, reviews, evaluations and investigations as the Purchaser may reasonably request. The Seller shall cause the Company to produce regular monthly reports on deadlines consistent with historical practice and will provide the Purchaser with copies of such reports as soon as possible but in no event later than five (5) days after their production. At the option of the Purchaser, the Seller shall (and shall cause the Company to) assist the Purchaser in preparing a reconciliation of the 2003 Financial Statements to U.S. GAAP.

6.7. Cancellation of Related-Party Contracts and Satisfaction of Debts. Except as specifically envisioned by this Agreement, the Seller shall, on or before the Closing Date:

      (a) repay or procure the repayment to the Company of any debt owed to the Company, including trade accounts payables, by any of the Seller, its Affiliates or any Related Person thereof, including interest thereon (if any) through the Closing Date, without any penalty for prepayment;

      (b) terminate or procure the termination of, without any penalty or payment by, or Liability (whether due or to become due) to, the Company, all Contracts between any of the Seller, its Affiliates or any Related Person thereof, on the one hand, and the Company, on the other hand; and

      (c) procure the full release, without any Liability (whether due or to become due) to the Company, effective as of the Closing Date, of all past, present or future primary or guarantor obligations of the Company, in any form whatsoever, including as joint and several obligor, that benefit in whole or in part the Seller, its Affiliates or any Related Person, on terms reasonably satisfactory to the Purchaser, and provide the Purchaser with evidence reasonably satisfactory to the Purchaser that the Company has been released from its obligations.

6.8. Waivers. The Seller shall obtain that, on the Closing Date, all persons that have entered into any Contract entitling them to terminate such Contract in the event of a change of control of the Company shall have waived such right in writing in connection with the transactions provided for herein.

6.9. Assistance with Regard to Relationships. During the Initial Earn-out Calculation Period, the Seller shall use reasonable commercial efforts to assist the Company in maintaining its relationships with customers, government authorities, suppliers, and banks.

6.10. Further Agreements.

      (a) Until the earlier of the first anniversary of the Closing Date and the date on which Mr. Antonio Sa Cunha is no longer employed by the Seller or one of its Affiliates, the Seller agrees to make available (or to cause its Affiliates to make available) the services of Mr. Sa Cunha for twelve (12) hours per month (approximately three (3) hours per week) to assist in the financial oversight of the Company.

      (b) Until the Remaining Shares Repurchase Date and at the option of the Purchaser, the Seller shall assist (in a manner reasonably consistent with past practice) the Company in negotiations with the Glass-Industrial Sector - Cristal Industry (Sector Vidreiro - Industria de Cristalaria). Any out-of-pocket expenses incurred by the Seller in providing such assistance shall be reimbursed to the Seller by the Company.

      (c) For a period of ninety (90) days following the Closing Date, the Seller shall (and shall cause its Affiliates to) provide the Company with transitional administrative services, such as human resources support, information technology support and the forwarding of electronic mail delivered to the Seller's corporate server, reasonably required by the Company to allow the Company to conduct its business as currently conducted and to facilitate an orderly change of control, on such terms as are customary for these types of administrative services; provided that the human resources support shall correspond to the level of services previously available to the Company as was provided by Mr. Arlindo Duarte and Mr. Sousa Lopes and the amount the Company shall pay to the Seller for such equivalent support shall not exceed the amount that would have been paid to Mr. Arlindo Duarte for the same services; and provided further that if any costs are imposed by Law on the Company, including Social Charges, pensions, employee benefits or severance costs, in relation to any person providing transitional administrative services, the Seller shall pay all such costs.

6.11. Transfer Pricing File. On or before the Closing Date, the Seller shall prepare and deliver to the Purchaser a file documenting and substantiating the 2002 and 2003 transactions between the Company and the Seller, the Seller's Affiliates and any Related Person, as required under applicable Law, including Article 58 of the Portuguese Corporate Income Tax Code.

6.12. Remaining Shares. Until the Remaining Shares Purchase Date, the Seller shall hold the Remaining Shares free and clear of any Encumbrances.

6.13. Intellectual Property. The Seller shall take any and all measures necessary to ensure that (a) as of the Closing Date, the Company shall have the software licensing rights, source codes, maintenance contracts, hardware and other assets necessary to operate twenty-five (25) BAAN seats, and (b) as soon as possible after the Closing Date, all Intellectual Property listed on Annex 4.12(a) is registered in the name of the Company with the applicable Governmental Authority.

6.14. Governmental Authorities. The Seller shall use its reasonable commercial efforts to assist the Purchaser in negotiating new government incentive Contracts after the Closing Date.

6.15. Government Incentive Contract. The Seller shall use its reasonable best efforts and proceed in a diligent manner to terminate the Government Incentive Contract as soon as possible and to settle the obligations thereunder with no continuing obligation or Liability (whether due or to become due) for the Company or the Purchaser (or any Affiliate of the Purchaser).

6.16. Satisfaction of Indebtedness. The Seller shall cause the Company to have no Indebtedness as of the Closing Date other than Indebtedness listed on the Government Incentive Contract Statement or the Indebtedness Statement.

6.17. Receipts of Payment. Prior to the Closing Date, the Seller shall provide the Purchaser with receipts for all payments made in relation to the contracts for the repair of the Company's furnace number 1 and shall ensure that the receipts for all payments in relation to the contracts for the rebuild of the Company's furnace number 2, as well as the repair of any equipment related thereto, are in the Company's possession.

                                   ARTICLE 7
                                 INDEMNIFICATION

7.1. Indemnification by the Seller. The Seller shall indemnify, defend and hold harmless the Company and the Purchaser and its Affiliates and Related Persons thereof (an "INDEMNIFIED PARTY") from and against any and all Damages that may be imposed on, incurred by or asserted against an Indemnified Party as a result of:

      (a) any breach or inaccuracy of any representation or warranty of the Seller hereunder, taking into account any exceptions, disclosures, limitations and qualifications of such representation or warranty made in the applicable Annex to Article 4;

      (b) any breach of any covenant, undertaking or agreement of the Seller contained in this Agreement, including any document entered into pursuant to this Agreement;

      (c) any Liability of the Seller or the Seller's Affiliates (other than the Company) for which an Indemnified Party is liable as joint and several obligor or otherwise (excluding any liability that is not related to, or does not otherwise arise out of, this Transaction);

      (d) any Indebtedness of the Company on the Closing Date not reflected on the Closing Statement;

      (e) any Liability of the Company on account of Social Charges, pensions or other employee benefits, to any Person who ceased to be an employee of the Company before the Closing Date;

      (f) any claim made by Printglass with respect to retention or similar rights over the property listed in Annex 4.10(a) and Section 4.11(c) and any claim by employees of Printglass for employment status with the Company due to events occurring or circumstances existing on or prior to the Closing Date or due to continuing events that started on or prior to the Closing Date;

      (g) any one-time, annual or maintenance fees incurred on or prior to the Closing Date and billed retroactively after the Closing Date related to the software contracts currently used by the Company; and

      (h) any claim for Liability in relation to the contract entered into between Crisal - Cristais de Alcobaca, SA, and Instituto de Apoio as Pequenas e Medias Empresas e ao Investimento, dated June 7, 1996.

7.2. Indemnification by the Purchaser. The Purchaser shall indemnify, defend and hold harmless the Seller and its Affiliates and Related Parties thereof (an "INDEMNIFIED PARTY"), from and against any and all Damages that may be imposed on, incurred by or asserted against an Indemnified Party as a result of:

      (a) any breach or inaccuracy of any representation or warranty of the Purchaser hereunder; and

      (b) any breach of any covenant, undertaking or agreement of the Purchaser contained in this Agreement, including any document entered into pursuant to this Agreement.

7.3.  Environmental Matters.

      (a) Subject to paragraphs (b) and (d) of this Section 7.3, the Seller shall indemnify, defend and hold harmless the Purchaser (by way of a payment to be made to the Purchaser or the Company, at the Purchaser's direction) from and against any and all Damages that may be imposed on, incurred by or asserted against the Company as a result of any of the following events and circumstances, to the extent that they occurred or existed at any time on or before the Closing Date:

            (i) any pollution, contamination or Release that would violate or require remediation under any applicable Law, the source of which is or was any activity of the Company or any property owned, leased, used or operated by it;

            (ii) any pollution or contamination of any land, premises or facilities owned, leased, used or operated by the Company that would violate or require remediation under any applicable Law;

            (iii) any storage or treatment of dangerous or toxic wastes or substances on land owned, leased, used or operated by the Company in a manner that would violate any applicable Law;

            (iv) any shipment or transportation of any dangerous or toxic wastes or substances by the Company or at its direction in a manner that would violate any applicable Law;

            (v) any disposal of wastes by the Company or at its direction in a manner that would violate any applicable Law; and

            (vi) any failure of the Company to obtain, maintain in full force for the operation of the Company's business, submit timely renewal applications for and comply with all Permits required under applicable Environmental Laws.

      (b) The Seller shall be obligated to make indemnification payments for claims arising out of the matters set out in this Section 7.3 only if the aggregate amount of such claims exceeds one hundred seventy-five thousand euro ((euro) 175,000); provided that, in the event this threshold is exceeded, the full amount of all such Claims shall be indemnified; provided, however, that the Seller shall be obligated to make indemnification payments for any and all amounts relating to Proceedings, including any costs of remediation, initiated on or before the Closing Date.

      (c) No disclosure by the Seller or any other Person, whether in this Agreement or otherwise, pertaining to the matters set out in Section 7.3(a), shall qualify or limit the Seller's obligations under this
            Section 7.3.

      (d) The Purchaser shall not make any claim to the Seller regarding the cost of the installation of air emissions equipment with respect to the Company's furnaces nor claim from the Seller any Damages which may have resulted from the failure by the Purchaser or the Company to apply after the Closing Date the amount of two hundred fifty thousand euro ((euro) 250,000) referred to in Section 1.2(a)(i) to the acquisition and installation of such environmental equipment, including any Damages resulting from emissions after the Closing Date from these furnaces.

7.4. Notification and Payment of Claims. All claims made by an Indemnified Party hereunder (a "CLAIM") shall be made in writing in a notice (a "CLAIM NOTICE") to the Seller or the Purchaser, as applicable (the "INDEMNIFYING PARTY"), providing in sufficient detail the reasons for the claim and the amount to be indemnified, if it may be determined, or an estimate thereof (which estimate shall not be conclusive of the final amount of the Claim). If the Indemnifying Party does not notify any objection to the Claim to the Indemnified Party within thirty (30) days of the Indemnifying Party's receipt of a Claim Notice, the related indemnification shall become due and payable. If the Indemnifying Party notifies an objection to the Claim to the Indemnified Party within thirty (30) days of the Indemnifying Party's receipt of a Claim Notice, the parties shall settle the Claim in accordance with Article 10.

7.5.  Third Party Claims.

      (a) In the event a Claim is made as a result of or in connection with a Proceeding instituted by a third party (a "THIRD PARTY CLAIM"), the Indemnified Party shall send to the Indemnifying Party a copy of the related claim notice (a

            "THIRD PARTY CLAIM NOTICE") promptly; provided, however, that any delay in sending such a Third Party Claim Notice shall not result in the Indemnified Party forfeiting any right hereunder, but may result only in the payment of Damages to the Indemnifying Party, to the extent that the Indemnifying Party establishes that such delay has actually prejudiced its defense against such Third Party Claim.

      (b) The Indemnifying Party may notify the Indemnified Party of its decision to participate in the defense of any Third Party Claim within fifteen (15) days after receipt of the related Third Party Claim Notice; provided, however, that such period may be shortened at the Indemnified Party's reasonable request in order to comply with any applicable procedural deadlines. If the Indemnifying Party does not notify the Indemnified Party of such decision within such period, it shall be deemed to have waived its right to participate in the defense of such Third Party Claim. Any such waiver shall authorize the Indemnified Party to defend against such Third Party Claim as it sees fit, and in particular to enter into any settlements, agreements or withdrawals, without prejudice to its right to indemnification hereunder.

      (c) If the Indemnifying Party notifies the Indemnified Party of its intent to participate in the defense of a Third Party Claim within the time period referred to in Section 7.5(b), and if the Indemnifying Party acknowledges in writing that it is liable hereunder for any Damages resulting from such Third Party Claim, the Indemnified Party shall not, and shall cause its respective Affiliates not to, enter into any settlement, agreement or withdrawal in connection with such Third Party Claim without the Indemnifying Party's prior consent, not to be unreasonably withheld.

      (d) Regardless of whether the Indemnifying Party chooses to participate in the defense of a Third Party Claim:

            (i) the Indemnified Party shall allow the Indemnifying Party reasonable access to information and documents relating thereto; and

            (ii) the Indemnified Party shall invite the Indemnifying Party to participate, at the Indemnifying Party's expense, in all major phases of the proceedings and, without prejudice to Section 7.5(c), in any strategic decisions to be taken in connection with the defense against such Third Party Claim.

      (e) The Indemnifying Party shall not enter into any settlement, agreement or withdrawal in connection with any Third Party Claim that would impose obligations on the Indemnified Party without the Indemnified Party's prior written consent, not to be unreasonably withheld.

7.6. Determination of the Indemnification Amount. Any indemnification payable hereunder shall be equal to the entire amount of the Damages, subject to the following:

      (a) Any reassessment made by the Tax authorities, the sole consequence of which is to shift a deductible or a taxable element from one fiscal year to another, shall give rise to indemnification only to the extent of the resulting effective Damages sustained by the Company, if any, including, without limitation, penalties, interest, and increases in Tax liability resulting from differing applicable Tax rates or the transfer of a taxable element from a loss-making to a profit-making year.

      (b) The provisions of Sections 7.7 through 7.10, 7.12 and 7.13 hereunder.

7.7. Threshold. Subject to Section 7.10, the Seller shall not be obligated to make any indemnification payment if the aggregate amount of the Claims made by the Purchaser does not exceed four hundred thousand euro ((euro) 400,000), provided that, in the event this threshold is exceeded, the full amount of all Claims shall be indemnified in accordance with this Article 7.

7.8. Deductible. Subject to Section 7.10, no indemnification shall be paid in connection with any Claim for an amount less than fifteen thousand euro ((euro)15,000), and in any case only for the excess of any such Claims over that amount; provided, however, that when the total of such Claims equals or exceeds seventy-five thousand euro ((euro)75,000), such deductible shall no longer apply and the Seller shall pay indemnification for the full amount of all additional Claims, subject to Sections 7.7 and
      7.9 and provided further that the Seller shall have no liability for Claims for an amount less than one thousand five hundred euro ((euro)1,500). A series of Claims having the same cause shall be considered together as one Claim for the purposes of this Section 7.8.

7.9. Maximum Amount. Subject to Section 7.10, the Seller shall not be obligated to make any indemnification payment relating to Claims under Section 7.3 for any amount in excess of thirty percent (30%) of the sum of (a) the Initial Payment (before the subtraction of any amounts relating to the Government Incentive Contract or other Indebtedness pursuant to Section 1.2(a)(i)), (b) to the extent such payment has been made or is due at the time the indemnification is payable, the Deferred Payment or the Performance Payment, as applicable, and (c) to the extent such payment has been made or is due at the time the indemnification is payable, the Earn-out Payment (the sum of such payments, the "TOTAL PAYMENT AMOUNT"); provided that the Total Payment Amount shall be recalculated and applied retroactively if the Deferred Payment, Performance Payment and/or Earn-out Payment becomes due at a later date. Moreover, and subject to Section 7.10, the Seller shall not be obligated to make any indemnification payments relating to Claims, other than Claims under Section 7.3, for amounts which would exceed twenty-five percent (25%) of the Total Payment Amount. For the avoidance of doubt, the aforesaid indemnification limits of thirty percent (30%) and twenty-five percent (25%) shall not be cumulative and indemnification will be limited to thirty percent (30%) or twenty-five (25%), as the case may be.

7.10. Exceptions to Limitations on Indemnification.

      (a)   Sections 7.7, 7.8 and 7.9 shall not apply to Claims arising out of:

            (i) breaches of the Seller's representations under Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(e), 4.2, 4.3(a), 4.4, or
                  4.21;

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

            (ii) breaches of the Seller's covenants and agreements set out in Sections 6.4(a), 6.12, 8.8 and 8.9.

            (iii) the matters set out in Sections 7.1(c), 7.1(d), 7.1(e), and
                  7.1(h).

      (b) Sections 7.7 and 7.8 shall not apply to the Claims arising out of the matters set out in Section 7.3 (subject, for the avoidance of doubt, to Section 7.3(b)).

7.11. Interest. Any amounts due under this Article 7 shall automatically bear interest at a rate per annum equal to EURIBOR for three (3) month interbank loans plus two and a half percent (2.5%) calculated on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed, from the thirtieth (30th) day after the Indemnifying Party's receipt of the first request for payment of such amount.

7.12. Deadlines for Claims.

      (a) Any Claim for breach of a representation or warranty under Section 7.1(a) shall give rise to indemnification only to the extent that the Indemnified Party notifies it to the Seller before the expiration of a two-year period from the Closing Date; provided, however, that Claims related to Tax and Social matters can be made until the expiration of a one (1) month period after the expiration of the relevant statute of limitations.

      (b) Any Claims for breach of Section 7.3 can be made until December 31, 2012.

7.13. Release. The Seller shall not be released from any obligations under this
      Article 7 as a result of (a) any knowledge that the Purchaser has or may have had of such events, facts or circumstances, as a result, in particular, of any investigations made by the Purchaser, its representatives or its counsel, or (b) the approval of the yearly accounts of the current fiscal year by the shareholders' meeting of the Company.

7.14. Duty to Mitigate. The Indemnified Party shall take reasonable steps to mitigate the Damages under a Claim.

                                   ARTICLE 8
                               FURTHER AGREEMENTS

8.1. Merger Notification. The Purchaser shall be responsible for the Merger Notification. The Seller shall cooperate with the Purchaser in the preparation of all forms, reports and information required in connection with the Merger Notification and will deliver in due time and in an expeditious manner all the documentation and information required for the Merger Notification and such other information and documentation that, from time to time, may be deemed necessary and/or requested by the competition authorities.

8.2. Employee Issues. Within four (4) months of the Closing Date, the Purchaser shall have the right, at its sole discretion, to give the Seller notice of its intention to terminate the employment of any employee listed in ANNEX 8.2, and the Seller shall negotiate with such employee to obtain the employee's agreement to transfer his or her employment to the Seller or an Affiliate of the Seller. If the Seller is unable to obtain the consent of such employee for such transfer within fifteen (15) days of such notice, the Purchaser may terminate the employment of such employee and the Seller shall pay all amounts relating to the termination, including without limitation, any severance costs required by Law or by Contract provisions in effect as of the Closing Date, including Social Charges, pensions, and employee benefits.

8.3. Outlet Stores. On or before the Closing Date, the lease between the Seller and the Company relating to the outlet store located on the Company's property shall be terminated, all assets at the store, including equipment, fixtures and inventory used for its operation in the ordinary course consistent with past practice, shall be owned by the Company, and the five employees listed on ANNEX 8.3 employed in the conduct of the outlet store activities shall have been employed by the Company. The Purchaser and the Seller shall (or, as applicable, the Seller shall cause its Affiliates to) enter into (i) a commercial relationship providing for the Company to sell the products of the Seller and/or its Affiliates in the outlet store located on the Company's property on commercially reasonable terms and (ii) a commercial relationship providing for the Seller and/or its Affiliates, as applicable, to sell the Company's products in all outlet stores owned by the Seller or its Affiliates on the same terms and conditions as those currently in place.

8.4. Historical Data on BAAN. Until the expiration of the relevant statute of limitations, the Purchaser shall cause the Company to use its best efforts to retain, either on the BAAN systems or on downloaded flat files, the historical data of the Seller that is stored as of the Closing Date on the BAAN systems that are transferred from the Seller to the Company pursuant to Section 6.13, and to provide the Seller and its Affiliates with assistance in recovering such data; provided, that the -------- Seller, or its Affiliates, as applicable, shall provide the Company with reasonable notice of its or their data retrieval needs and the Company shall not be required to incur unreasonable cost in fulfilling such requests, nor shall it be obligated to provide more than eight (8) hours of service per month without charge. The Seller shall pay to the Company an hourly rate of fifteen euro ((euro)15) per hour for time spent by the Company's employees on data retrieval in excess of eight (8) hours per month. The Company shall have the right, in its sole discretion, to discontinue using BAAN, without prejudice to the Purchaser's and the Company's rights and obligations hereunder.

8.5. Supply of Non-Soda Lime Glassware and Ceramic Products. The Parties shall enter into a commercial relationship under which the Seller shall sell to the Company non-soda lime glassware, crystal and ceramic products.

8.6. IVIMA Warehouse. The Seller shall allow (or, as applicable, cause its Affiliates to allow) the Company to use the warehouse at the IVIMA facility in the same manner in which the Company has historically used such warehouse for a period of six (6) months from the date hereof, without charge.

8.7. Cancellation and Replacement of Guarantees. The Seller (and its Affiliates) shall be entitled to cancel any guarantees, sureties, warranties and credit support agreements listed on Annex 4.15 given by the Seller (or any of its Affiliates) for the benefit of the Company; provided that the Seller either (i) notifies the Purchaser of its intention to cancel any such guarantee, surety, warranty or credit support on or before the Closing Date, in which case the Purchaser shall (or shall cause an Affiliate to) replace any such guarantee, surety, warranty or credit support as soon as possible after the Closing Date and the cancellation shall only become effective as of the date of replacement, or

      (ii) notifies the Purchaser of its intention to cancel any such guarantee, surety, warranty or credit support at such later date as the Seller may elect in its sole discretion, provided that the Seller notifies the Purchaser thirty (30) days or more in advance, in which case the cancellation shall become effective as of such later date elected by the Seller.

8.8.  Government Incentive Contract.

      (a)   Reduction of Non-reimbursable Loans (incentivos nao reembolsaveis)

            (i) If, after the Closing Date but before the date on which the Closing Statement becomes final, either (a) the Company is required to reimburse to the relevant Governmental Authority any amounts that were characterized as non-reimbursable loans (incentives nao reembolsaveis) on the Government Incentive Contract Statement, or (b) such Governmental Authority otherwise requires the Company to pay any amounts (including interest, fees or penalties) in excess of those included in
                  Section 1.2(a)(i)(a), then the amount that has been recharacterized or that the Company must pay shall be treated as Closing Indebtedness for purposes of the Closing Statement.

            (ii) If, on or after the date on which the Closing Statement becomes final, either (a) the Company is required to reimburse to the relevant Governmental Authority any amounts that were characterized as non-reimbursable loans (incentives nao reembolsaveis) for purposes of the Closing Statement, or (b) such Governmental Authority otherwise requires the Company to pay any amounts (including interest, fees or penalties) in excess of those included as Indebtedness in the Closing Statement, then the amount that has been recharacerized or that the Company must pay shall be treated as a post-Closing adjustment to the Closing Indebtedness and the Seller shall pay such amount to the Company within five (5) days of receiving notice from the Company that such amount is due.

      (b)   Additional Non-reimbursable Loans (incentivos nao reembolsaveis)

            (i) If, after the Closing Date but before the date on which the Closing Statement becomes final, either (a) the relevant Governmental Authority characterizes any amount that was treated as reimbursable loans (incentivos reembolsaveis) on the Government Incentive Contract Statement as non-reimbursable loans (incentivos nao reembolsaveis) under the Government Incentive Contract, or (b) the Company receives from such Governmental Authority in the form of cash any non-reimbursable loans (incentivos nao reembolsaveis) under the Government Incentive Contract that was not included in the Government Incentive Contract Statement, then the amount that has been recharacterized or received shall be treated as Closing Cash for purposes of the Closing Statement.

            (ii) If, on or after the date on which the Closing Statement becomes final, either (a) the relevant Governmental Authority characterizes any amount that was treated as reimbursable loans (incentivos reembolsaveis) for purposes of the Closing Statement as non-reimbursable loans (incentivos nao reembolsaveis) under the Government Incentive Contract, or (b) the Company receives from such Governmental Authority in the form of cash any non-reimbursable loans (incentivos nao reembolsaveis) under the Government Incentive Contract, then the amount that has been recharacterized or received shall be treated as a post-Closing adjustment to the Closing Cash and the Purchaser shall pay such amount to the Seller within five (5) days of receiving or being credited such amount from the relevant Governmental Authority.

      (c) Late payments under this Section 8.8 shall bear interest at a rate per annum equal to EURIBOR for three (3) month interbank loans plus two and a half percent (2.5%) calculated on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed, from the date such payment was due.

8.9 Payments for Furnace Repair. If the Company receives any bills or invoices associated with the repair of furnace number 1 due to the events having occurred prior to the date hereof for amounts not listed on a statement showing the Initial Payment calculation to be provided by the Seller on the Closing Date, the Company shall promptly notify the Seller of any bills or invoices it receives after the Closing Date related to such repair, and the Seller shall pay to the Company such amounts concurrently with the time at which they become due to third parties. The Seller shall be entitled to any insurance proceeds collected by the Company from its insurers in relation thereto. The Company shall pay the Seller an amount equal to proceeds received from the insurance company relating to such repair as soon as possible, but in no event later than five (5) days, after the Company is aware that they have been received.

                                   ARTICLE 9
                       CONDITIONS TO CLOSING; TERMINATION

9.1. Conditions to Each Party's Obligations. Each Party's obligation to consummate the Transaction contemplated hereby at the Closing is subject to the fulfillment to each Party's satisfaction on or before the Closing Date of each of the following conditions:

      (a) Approvals and Consents. All Consents required for the consummation of the Transaction or for preventing the termination of any material Permit, Contract, Consent or other right of the Company upon the consummation of the Transaction shall have been obtained in writing and shall be in full force and effect on the Closing Date.

      (b) No judgment. No Judgment or Law shall be in effect preventing or imposing any materially adverse conditions on the consummation of the Transaction.

      (c) No proceedings. No Proceeding that seeks, or may seek to prevent, or questions the validity or legality of the Transaction shall be pending or, to the extent that there is a reasonable basis for such threat, threatened as of the Closing Date, and no Person shall have given any notice, made any claim or submitted any other communication to any Party threatening any such Proceeding or otherwise seeking to prevent or questioning the validity or legality of the Transaction.

9.2. Conditions to the Purchaser's Obligations. The Purchaser's obligation to consummate the Transaction on the Closing Date is subject to the fulfillment of each of the following conditions, to its reasonable satisfaction, on or before the Closing Date. These conditions are for the exclusive benefit of the Purchaser, which may waive such conditions, in whole or in part, in writing at any time before the Closing.

      (a) Representations and Warranties. The representations and warranties of the Seller set out in this Agreement shall be true and correct in all material respects on the date or dates as of which such representations and warranties are made.

      (b) Performance. The Seller and the Company shall have performed or complied with each covenant, agreement and condition set out in this Agreement that it is to perform or comply with on or before the Closing Date.

      (c) No Material Adverse Effect. The Company shall not have undergone or suffered, between the date hereof and the Closing Date, any change in its financial condition, income, properties, Liabilities (whether due or to become due) or operations that has been, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the Company.

      (d) Contractual Waivers. The Seller shall have delivered to the Purchaser evidence reasonably satisfactory to it of the waiver of any right to terminate any Contract listed in Annex 4.15 by the third party or parties entitled to such right to terminate such Contract under applicable change in control provisions.

      (e) Outlet Store. The lease relating to the outlet store located on the Company's property shall have been terminated and the assets at the outlet store shall be owned by the Company in accordance with
            Section 8.3.

      (f) Furnace Repair. The Seller shall have delivered to the Purchaser a statement from Nikolaus Sorg GmbH & Co. KG confirming that the work relating to the repair has been completed satisfactorily and consistent with commercial standards.

9.3. Conditions to the Seller's Obligations. The Seller's obligation to sell and transfer the Original Shares on the Closing Date is subject in addition to the fulfillment of each of the following conditions, to its reasonable satisfaction, on or before the Closing Date. These conditions are for the exclusive benefit of the Seller, which may waive such conditions, in whole or in part, in writing at any time before the
      Closing:

      (a) Representations and Warranties. The representations and warranties of the Purchaser set out in this Agreement shall be true and correct in all material respects on the date or dates as of which such representations and warranties are made.

      (b) Performance. The Purchaser shall have performed or complied with each covenant, agreement and condition set out in this Agreement that it is to perform or comply with on or before the Closing Date.

      (c) Guarantee Letter. The Purchaser shall have obtained and delivered to the Seller a guarantee letter from Libbey Inc. in the form attached as Annex 2.2(c).

9.4. Termination. If all the conditions set forth in this Article 9 are not met or waived on or before January 31, 2005, or such later date on which the Parties may agree in writing, any Party may terminate this Agreement and the transactions contemplated hereby, at any time after such date and with immediate effect, in which case no compensation or indemnification, except as specifically provided for under this Agreement, shall be owed by either Party to the other.

                                   ARTICLE 10
                                  MISCELLANEOUS

10.1. Arbitration. Any disputes that may arise out of or in connection with this Agreement shall be settled finally and exclusively by arbitration by a single arbitrator appointed and proceeding in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitration tribunal shall be located in Paris, France.

10.2. Language. All submissions and awards in relation to arbitration under this Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English.

10.3. Waiver; Enforcement. Any award made pursuant to this Article 10 shall be final and not subject to appeal. The Parties hereby waive all challenges to any such award. Any Party may present any such award in any court of competent jurisdiction for enforcement. In any such enforcement action, regardless of location, no Party will (and the Parties hereby waive any right to) seek to invalidate or modify the decision of the arbitrators or otherwise to invalidate or circumvent the procedures set out in this
      Article 10. The Parties understand and agree that this Article 10 may be specifically enforced by injunction or otherwise in any court of competent jurisdiction.

10.4. Right to Set-off. Any amount payable by one Party to the other Party under this Agreement that is not disputed by the other Party or that is the result of an arbitration proceeding in accordance with this Article 10 may be set off against any amount owed to such Party by such other Party under this Agreement that itself is not disputed by the other Party or that is the result of an arbitral or judicial process.

                                   ARTICLE 11
                           INTERPRETATION; DEFINITIONS

11.1. Headings. The Article headings in this Agreement are for convenience of reference only and shall not be deemed in themselves to have any contractual value or particular interpretation.

11.2. Definitions. As used in this Agreement, the following terms shall have the following meanings:

      "2003 FINANCIAL STATEMENTS" has the meaning given to it in Section 4.7(a).

      "2004 FINANCIAL STATEMENTS" has the meaning given to it in Section 4.7(b).

      "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. As used in this definition of Affiliate, "control" shall mean (a) the direct or indirect ownership of more than fifty percent (50%) of the total voting securities or other evidences of ownership interest of such Person, or (b) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      "AGREEMENT" has the meaning given to it in the preamble hereto and shall be deemed to include all Annexes hereto.

      "API" means Agencia Portuguesa para o Investimento.

      "APPLIED ON A CONSISTENT BASIS" or "CONSISTENT BASIS" means, with respect to the Company, except as otherwise herein provided, prepared using the same accounting principles, policies, standards, practices and estimates consistently used by the Company in prior periods and as used in the preparation of the Company's most recent audited financial statements.

      "BUSINESS DAY" means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York and Lisbon.

      "CLAIM" has the meaning given to it in Section 7.4.

      "CLAIM NOTICE" has the meaning given to it in Section 7.4.

      "CLOSING" has the meaning given to it in Section 2.1.

      "CLOSING CASH" means the sum of the Company's cash on hand (including cash in immediately available funds) and amounts credited to the Company's bank accounts as of the end of the day on the Closing Date (but excluding any amounts that were credited but become uncollectible prior to the date on which the Closing Statement becomes final).

      "CLOSING DATE" has the meaning given to it in Section 2.1.

      "CLOSING INDEBTEDNESS" means the total amount of Indebtedness of the Company as of the end of the day on the Closing Date.

      "CLOSING STATEMENT" has the meaning given to it in Section 1.4(a).

      "COMPANY" has the meaning given to it in the recitals hereto.

      "CONFIDENTIAL INFORMATION" means information concerning the business of the Company (whether prepared by the Seller, the Company or otherwise and irrespective of the form any such information is documented and communicated) which has been or is furnished to the Purchaser, its representatives or its professional advisers by or on behalf of the Seller, including all notes, analyses, compilations, studies, interpretations or other documents prepared by the Purchaser or its representatives that contain or reflect in whole or in part, the information furnished to the Purchaser, its representatives or its professional advisers by or on behalf of the Seller; provided, however, that Confidential Information does not include information which (i) is or becomes available to the public other than as a result of a disclosure by the Purchaser, its representatives or its professional advisers (or any one of them), (ii) the Purchaser is able to establish was in its or any of its representatives' or professional advisers' possession prior to it being furnished by or on behalf of the Purchaser pursuant thereto, (iii) becomes available to the Purchaser or any of its representatives or professional advisers on a non-confidential basis from a source other than the Seller, the Company or any of their representatives, provided that to the Purchaser's knowledge such source is not bound by a confidentiality agreement with or to the Seller or any other party with respect to such information, or (iv) is developed by the Purchaser or any of its representatives or professional advisers independently of information provided by or on behalf of the Seller.

      "CONTINGENCY PAYMENT STATEMENT" has the meaning given to it in Section 1.3(d).

      "CONSENT" means any consent, waiver, approval, positive advice, authorization, exemption, registration, license or declaration of or by, or filing with, any Person.

      "CONTRACT" means any agreement, contract, commitment or undertaking, whether or not in writing, to which the Company is a party or made by or given to the Company.

      "DAMAGES" means all Liabilities, penalties, expenses, fees or actual losses suffered by any party (including reasonable attorney's fees), in each case after the application of any amounts recovered by that Party, directly or indirectly, under insurance contracts or similar arrangements (other than amounts recovered under such contracts or arrangements the premiums of which are adjusted by an amount equal to any proceeds paid), and after subtraction of any amounts recovered from third parties by the damaged party, directly or indirectly.

      "DECLARATION" means the consent of API, which is required under the Government Incentive Contract, to the transfer to the Purchaser of the capital stock in the Company held by the Seller.

      "DEFERRED PAYMENT" has the meaning given to it in Section 1.2(c).

      "EARN-OUT PAYMENT" has the meaning given to it in Section 1.3(a).

      "EBITDA" means , with respect to any period, net income for such period, plus interest, taxes (as determined below), depreciation and amortization that would have been deducted in determining net income for such period, subject to the following:

      (a) Provisions for doubtful receivables, excess and obsolete inventory and other risks and charges, all as recorded in general ledger account 67 to 679, shall not be deducted in determining net income.

      (b) Extraordinary costs and expenses unrelated to the normal operations of the Company, including costs for restructuring and severance payments to former employees and other costs and expenses, all as recorded in general ledger accounts 69 through 698, shall not be deducted in determining net income.

      (c) Extraordinary income and gains unrelated to the normal operations of the Company, including amortization of provisions and gains on the sale of operating assets of the Company, and other income and gains, all as recorded in general ledger accounts 79 through 798, shall not be included in determining net income.

      (d) For purposes of the definition of EBITDA, taxes shall be the amount recorded in general ledger account 861.

      (e) For purposes of the definition of EBITDA, interest shall include other costs and financial expenses, as recorded in general ledger accounts 68 through 688, reduced by income and financial gains as recorded in general ledger accounts 78 through 788.

      (f) Notwithstanding the foregoing, EBITDA shall not include income or loss of Printglass or any other Person acquired by the Company after the Closing Date, whether recognized by the Company through recording equity earnings, dividend distributions or consolidation accounting.

      (g) Notwithstanding the foregoing, the Parties agree that, in relation to Claims for indemnification by the Purchaser or the Company (or their Affiliates) to the Seller (or its Affiliates),

            (i) for amounts relating to such Claims that are accepted by the Seller (i.e., Claims that are not in dispute), any amounts paid by the Purchaser or the Company shall be deducted in determining net income and any amounts received by the Purchaser or the Company from the Seller (or its Affiliates) shall be included in determining net income;

            (ii) for amounts relating to such Claims that are disputed by the Seller, such amounts shall only be deducted in determining net income if (x) the indemnification Claims arise from Third Party Claims, assessments or directives relating to Tax or environmental issues, and (y) such amounts in the aggregate equal or exceed six hundred thousand euro ((euro)600,000) during a calendar year in the case of the Initial Earn-out Calculation Period or during a consecutive four (4) quarter period during the Extended Earn-out Calculation Period, in which case the total amount of such Claims shall be deducted;

            (iii) the Purchaser shall not be entitled to deduct internal costs relating to any indemnification Claim; provided, however, for the avoidance of doubt, that the Purchaser shall be entitled to deduct legal counsel fees, expert fees (subject to the Seller's consent to retaining such expert, not to be unreasonably withheld), court fees and other related third party expenses; and

            (iv) any amounts deducted from or added to net income under this Section (g) shall only be deducted or added one time; provided, however, that if such addition or deduction is made during the Extended Earn-out Calculation Period, it shall be included in the calculations for four (4) consecutive four (4) quarter periods.

      "EBITDA START DATE" has the meaning given to it in Section 1.3(a)(iv).

      "ENCUMBRANCE" means any mortgage, security interest, lien, pledge, claim, right of first refusal, right to use or occupy, option, charge, covenant, lease, order, Judgment, settlement, attachment or any other similar restriction, except as fairly disclosed under relevant annexes to this Agreement, and actually affecting title to the assets or rights related thereto and their economic value.

      "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

      "ESCROW AGENT" means Bilbao Viscaya Bank.

      "EXTENDED EARN-OUT CALCULATION PERIOD" has the meaning given to it in
      Section 1.3(a)(ii)(a).

      "FINANCIAL STATEMENTS" has the meaning given to it in Section 4.7(b).

      "GOVERNMENTAL AUTHORITY" means any government or governmental or regulatory body or political subdivision thereof (or similar body), whether supranational, federal, state, local or foreign, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

      "GOVERNMENT INCENTIVE CONTRACT" means the contract listed on Annex 4.17 entered into between the Company, the Seller and API, dated July 14, 2003.

      "GOVERNMENT INCENTIVE CONTRACT STATEMENT" has the meaning given to it in
      Section 1.2(b)(i).

      "INDEBTEDNESS" means, in each case as determined under Portuguese GAAP, any: (i) amounts borrowed from any Person, whether or not under normal commercial lending terms or upon the issue of bills, bonds or notes (including, for the avoidance of doubt, all amounts borrowed under the Government Incentive Contract and all balances between the Company and the Seller or its Affiliates); (ii) monetary Liabilities (whether due or to become due) under financial leases (other than financial leases relating to vehicles, including trucks); (iii) monetary Liabilities (whether due or to become due) in connection with receivables sold or discounted; (iv) monetary Liabilities (whether due or to become due) under foreign exchange contracts and all derivative instruments (including, without limitation, any interest or currency protection, hedging or financial future transactions); (v) monetary Liabilities (whether due or to become due) under the Plan; and (vi) accrued interest, prepayment penalties or other costs of discharge relating to the matters set out in clauses (i) through (v).

      "INDEBTEDNESS STATEMENT" has the meaning given to it in Section
      1.2(b)(ii).

      "INDEMNIFIED PARTY" has the meaning given to it in Sections 7.1 and 7.2.

      "INDEMNIFYING PARTY" has the meaning given to it in Section 7.4.

      "INDEPENDENT ACCOUNTANT" means a member firm of Pricewaterhouse Coopers International Limited or such other accountant on which the Parties may agree in writing.

      "INITIAL EARN-OUT CALCULATION PERIOD" has the meaning set forth in Section 1.3(a)(i)(a).

      "INITIAL PAYMENT" has the meaning given to it in Section 1.2(a)(i).

      "INTELLECTUAL PROPERTY RIGHTS" means any patents, trademarks, trade names, designs, copyrights and other similar industrial or intellectual property rights.

      "IVIMA" means Nova IVIMA - Industria do Vidro, SA.

      "JUDGMENT" means any judgment, order, injunction, ruling, award or administrative act of any court, arbitrator, judicial or administrative authority or other Governmental Authority.

      "LAW" means any statute, act, law, directive, code, regulation, rule, order, decision or Judgment of any Governmental Authority.

      "LIABILITY" means any liability or obligations of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, upon it becoming due (except as otherwise specifically provided herein).

      "MERGER NOTIFICATION" means the notification of the Transaction contemplated under this Agreement to the relevant authorities in Brazil under applicable Laws.

      "NET SALES" means, with respect to any period, the amount invoiced during such period to customers for products and services (net of Value Added
      Tax), less deductions allowed or accrued for discounts, returns, price and quality differences, and annual bonus incentive programs (rappel), in each case as recorded in general ledger accounts 71 through 729.

      "ORDINARY COURSE OF BUSINESS" means (i) the usual, regular and ordinary course of the business conducted by the Company consistent with past practice and custom, and (ii) all transactions being conducted on an arm's length basis.

      "ORIGINAL SHARES" has the meaning given to it in Section 1.1(a)(i).

      "PARTY" and "PARTIES" have the meanings given to them in the preamble hereto.

      "PERFORMANCE PAYMENT" has the meaning given to it in Section 1.2(c).

      "PERMIT" means any permit, license or similar instrument, in each case as required for the Company to carry out in all material respects its business substantially as currently conducted.

      "PERMITTED ENCUMBRANCES" means (i) liens for Taxes not yet due, (ii) warehousemen's, mechanics', carriers', landlords', employees', repairmen's or similar liens imposed by applicable Law, created in the Ordinary Course of Business and for amounts not yet due and payable, (iii) minor imperfections of title or minor Encumbrances that in the aggregate do not materially detract from the value of the property subject thereto or impair in any material respect the use of the property subject thereto, and (iv) leases of property owned by the Company.

      "PERSON" means any individual, partnership, corporation, trust, unincorporated organization, Governmental Authority or other entity.

      "PLAN" has the meaning given to it in Section 4.20(b).

      "PORTUGUESE GAAP" means the generally accepted accounting principles applicable in Portugal and accounting rules and regulations applicable to the Company.

      "PRINTGLASS" means Printglass - Transformacao de Vidro LDA.

      "PROCEEDING" means any legal, administrative, arbitration or other alternative dispute resolution suit, action, investigation, inquiry or other proceeding initiated by any Person, Governmental Authority or other party.

      "PURCHASER" has the meaning given to it in the preamble hereto.

      "RELATED PERSON" means, with respect to any entity, any stockholder, member of the board of directors or officer of such entity or any relative of any such person.

      "RELEASE" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

      "REMAINING SHARES" has the meaning given to it in Section 1.1(a)(ii).

      "REMAINING SHARES ESCROW AGREEMENT" has the meaning given to it in Section 1.2(d).

      "REMAINING SHARES PURCHASE DATE" has the meaning given to it in Section 1.1(a)(ii).

      "SELLER" has the meaning given to it in the preamble hereto.

      "SELLER'S CLOSING STATEMENT OBJECTION" has the meaning given to it in
      Section 1.4(b).

      "SELLER'S CONTINGENCY PAYMENT OBJECTION" has the meaning given to it in
      Section 1.3(d).

      "SHARES" has the meaning given to it in the recitals hereto.

      "SOCIAL" means related to Social Charges.

      "SOCIAL CHARGE" shall mean any social security contribution and any other charge or liability relating to employment, including contributions relating to unemployment, medical costs, disability, death, pensions, retirement and vacation.

      "SUBSIDY" means any governmental, quasi-governmental or other public and private grant or subsidy that provides any reimbursement, refund, abatement, Tax reduction bonus, exemption, discounted loan, rebate or other advantage or benefit, including without limitation, the Government Incentive Contract.

      "TAX" and "TAXES" mean any taxes and more generally any mandatory levies (including their principal amount and, as the case may be, penalties, surcharges and interest thereon) whatever their legal characterization and beneficiary may be, including, without limitation: (i) corporation taxes, withholding taxes, Value Added Tax (V.A.T.), excise taxes, property taxes, business taxes, custom duties, transfer and contribution taxes, stamp duty, registration taxes and any taxes based on salaries, (ii) any duty paid in consideration for a service provided to the Company, (iii) any Liability (whether due or to become due) of the Company determined on the basis of any tax or by reference to any taxable basis, and (iv) any tax due by a Person other than the Company and for which the Company would be liable. Where used as an adjective, "TAX" means related to Taxes.

      "TOTAL PAYMENT AMOUNT" has the meaning given to it in Section 7.9.

      "TRANSACTION" means the sale and transfer of the Shares pursuant to this Agreement and all (i) actions to be taken and (ii) transactions and agreements to be entered into, pursuant to this Agreement.

      "THIRD PARTY CLAIM" has the meaning given to it in Section 7.5(a).

      "THIRD PARTY CLAIM NOTICE" has the meaning given to it in Section 7.5(a).

      "U.S. GAAP" means generally accepted accounting principle in the United States.

                                   ARTICLE 12
                               GENERAL PROVISIONS

12.1. Cooperation. Each of the Parties shall make every effort to ensure that all measures necessary or useful for the completion of the Transaction are taken in a timely manner. Each of the Parties shall also take all necessary steps to permit the other Party and its attorneys to ascertain the satisfactory performance of all of its undertakings made herein.

12.2. Announcements. After the date hereof, the Parties shall not issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transaction without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event any such press release or announcement is required by or warranted (in the opinion of legal counsel) under applicable Law to be made by the Party proposing to issue the same, such Party shall use its best efforts to consult in good faith the other Party before the issuance of any such press release or announcement.

12.3. Assignment.

      (a) Any Party may transfer some or all of its rights and obligations under this Agreement to any of its Affiliates, provided that such Party remains jointly liable for all obligations under this Agreement.

      (b) This Agreement and the rights and obligations arising out of it shall not otherwise be transferable, either in whole or in part, without the prior written consent of the other Party.

12.4. Third Party Beneficiaries. The Parties intend the Company to be a third-party beneficiary of this Agreement and for it to remain a third-party beneficiary of this Agreement, notwithstanding any sale of any or all of the Shares to any third party. Except for the foregoing, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the Parties and their successors and assigns any rights or remedies under or by reason of this Agreement.

12.5. Entire Agreement. This Agreement (including the annexes hereto) represents the entire agreement existing between the Parties relative to the subject matter hereof and supersedes all previous negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement. This Agreement may not be amended except by a written instrument signed by the Parties.

12.6. Severability. If any provision of this Agreement is held to be invalid in whole or in part, the validity of the remaining provisions of the Agreement shall not be affected thereby. In such event, the Parties shall, to the extent possible, substitute for such invalid provision a valid provision corresponding to the spirit and purpose thereof.

12.7. Notices and Communications. All notices and other communications required under or in connection with this Agreement shall be in writing and, except as otherwise expressly provided herein, shall be deemed to have been given when delivered in person, on the date of confirmed delivery by a nationally recognized overnight courier service, or in any other case upon actual receipt by the intended recipient. All such notices and other communications shall be dispatched to the appropriate Party at the address specified below:

      If to the Purchaser, to:

             Libbey Inc.
             300 Madison Avenue
             Toledo, OH 43604
             U.S.A.
             Attention: General Counsel

      With a copy to:

             Libbey Europe B.V.
             Lingedijk 8
             4142 LD Leerdam
             The Netherlands
             Attention: Managing Director

      If to the Seller, to:

             VAA - Vista Alegre Atlantis SGPS, SA,
             Largo Barao de Quintela, 3-1(degree),
             1200-046 Lisbon
             Portugal
             Attention: General Counsel

      or to such other addressee as the addressees above shall indicate to the other Party in accordance with the provisions of this Section 12.7.

12.8. Costs. Unless otherwise stipulated herein, each Party shall be responsible for the payment of all fees and costs incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of their respective financial advisors, accountants and counsel.

12.9. No Waiver. The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

12.10. Specific Performance. The performance of any of the obligations under this Agreement shall be subject to specific performance ("Execucao Especifica") as set forth in article 830(0) of the Portuguese Civil Code, if applicable.

12.11. Governing Law. This Agreement shall be governed by the Laws of Portugal.

Done in Lisbon, on January 10, 2005 in two original copies.

                       VAA-VISTA ALEGRE ATLANTIS SGPS, SA

                       by: /s/ Bernardo Luis de Azevedo de Vasconcellos e Souza
                           -----------------------------------------------------
                       Name: Bernardo Luis de Azevedo de Vasconcellos e Souza
                       Title: Chairman of the Board of Directors

                       VAA-VISTA ALEGRE ATLANTIS SGPS, SA

                       by: /s/  Rui Manuel Rego Lopes Ferreira
                          -----------------------------------------------------
                       Name: Rui Manuel Rego Lopes Ferreira
                       Title: Director

                       LIBBEY EUROPE B.V.

                       by: /s/ Kenneth G. Wilkes
                          -----------------------------------------------------
                       Name: Kenneth G. Wilkes
                       Title: Managing Director

                       LIBBEY EUROPE B.V.

                       by: /s/ Tom Buch
                           -----------------------------------------------------
                       Name: Tom Buch
                       Title: Managing Director

                             CLOSING ACKNOWLEDGEMENT

      CLOSING ACKNOWLEDGEMENT, dated as of January 10, 2005, by and among VAA - Vista Alegre Atlantis SGPS, S.A., a sociedade anonima duly incorporated and organized under the laws of Portugal with its registered office at Largo Barao de Quintela, 3-1(degree), 1200-046 Lisbon, Portugal (the "SELLER") and Libbey Europe B.V., a company organized under the laws of the Netherlands with its principal place of business at Lingedijk 8, 4142 LD Leerdam, the Netherlands (the "PURCHASER" and, each of the Seller and the Purchaser, a "PARTY"). Capitalized terms used but not defined herein have the meanings specified in the Stock Promissory Sale and Purchase Agreement (the "PURCHASE AGREEMENT") entered into by the Seller and the Purchaser on the date hereof.

      The Purchaser hereby represents that each of the conditions to Closing in Sections 9.1 and 9.3 of the Purchase Agreement have been fulfilled and the Seller does not need to provide any waivers thereunder. The Seller hereby represents that each of the conditions to Closing in Sections 9.1 and 9.2 of the Purchase Agreement have been fulfilled and the Purchaser does not need to provide any waivers thereunder, except in relation to the following sections of the Purchase Agreement:

      a) the covenant contained in Section 6.11, compliance with which is required by Section 9.2;

      b) the representations contained in Sections 4.4 and 4.9, compliance with which is required by Section 9.2(a), and the covenant contained in Section 6.13(a), compliance with which is required by Section 9.2(b), to the extent that these sections relate to the Microsoft, BAAN licenses or other software licenses; and

      c)    Section 9.2(f).

      The Purchaser hereby waives, as a condition to Closing, fulfillment of Sections 6.11, 6.13(a) and 9.2(f) and compliance with Sections 4.4 and 4.9, and the Seller hereby covenants to (a) provide as soon as possible but in no event later than seventy-five (75) days from the date hereof the transfer pricing file and any other documentation and information relating thereto required by the relevant Governmental Authority; (b) secure as soon as possible but in no event later than thirty (30) days from the date hereof the software licenses mentioned above in the name of the Company; and (c) provide as soon as possible but in no event later than thirty (30) days from the date hereof a statement from Nikolaus SORG GmbH & Co. The Seller acknowledges that it will be liable for any penalties, fines, and costs relating to such transfer file, the securing of the software licenses and the use of the software prior thereto, and the costs of the statement from Nikolaus SORG GmbH & Co. The Seller further agrees that Sections 7.7 and 7.8 of the Purchase Agreement shall not apply to any Claims in relation to any of the above and that Section 7.9 shall not apply to Claims in relation to the transfer pricing file.

      The Parties acknowledge that the Closing is occurring on the date hereof. The Parties further acknowledge that, on the date hereof, the Purchaser is giving an irrevocable transfer order for payments for the Company's account in the following amounts to the following entities, which amounts are included on the Indebtedness Statement provided by the Seller and are being deducted from the Initial Payment pursuant to Section 1.2(a)(i): two million two thousand two hundred seventy-four euro and eleven cents ((euro) 2,002,274.11) to Banco Espirito Santo SA; one million two hundred eighty-nine thousand three hundred fifteen euro and sixty-six cents ((euro) 1,289,315.66) to Fortis Bank; and one million five hundred eighty-nine thousand four hundred ninety-seven euro and twelve cents ((euro) 1,589,497.12) to Banco BPI, SA. In accordance with Section 1.2(a)(i) of the Share Purchase Agreement, the Purchaser is giving an irrevocable transfer order for payment to the Seller in the amount of sixteen million one hundred one thousand five hundred sixty-nine euro and nine cents ((euro) 16,101,569.09) on the date hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Closing Acknowledgement as of the day and year first above written.

                       VAA-VISTA ALEGRE ATLANTIS SGPS, SA

                       by: /s/ Bernardo Luis de Azevedo de Vasconcellos e Souza
                           -----------------------------------------------------
                       Name: Bernardo Luis de Azevedo de Vasconcellos e Souza
                       Title: Chairman of the Board of Directors

                       by: /s/ Rui Manuel Rego Lopes Ferreira
                          ------------------------------------------------------
                       Name: Rui Manuel Rego Lopes Ferreira
                       Title: Director

                       LIBBEY EUROPE B.V.

                       by: /s/ Kenneth G. Wilkes
                          ------------------------------------------------------
                       Name: Kenneth G. Wilkes
                       Title: Managing Director

                       by: /s/ Tom Buch
                          ------------------------------------------------------
                       Name: Tom Buch
                       Title: Managing Director

                                                                    Annex 2.2(c)



                               [LIBBEY LETTERHEAD]

                                                                January 10, 2005

To:      VAA - Vista Alegre Atlantis SGPS, SA
         Largo Barao de Quintela, 3-1(o),
         1200-046 Lisbon
         Portugal


         Libbey Inc. (the "Guarantor") hereby refers to the Stock Promissory Sale and Purchase Agreement by and between VAA - Vista Alegre Atlantis SGPS, SA (the "Seller") and Libbey Europe B.V. (the "Purchaser"), dated January 10, 2005 (the "Purchase Agreement"). Terms used but not defined herein shall have the meaning given to them in the Purchase Agreement.

         The Guarantor hereby constitutes itself jointly and severally liable, together with the Purchaser, with respect to the due and punctual payment, if and when such payment becomes due and payable, of the Earn-out Payment under
Section 1.3 of the Purchase Agreement, waiving any rights of prior execution of Purchaser's assets (beneficio de excussao previa) pursuant to Article 638 of the Civil Code (the "Guarantee").

         The Guarantor agrees that the following terms and conditions shall apply to the Guarantee:

         1. Procedure. If and when the Purchaser shall fail to pay the Earn-out Payment (if and when such payment becomes due and payable), the Guarantor shall pay such amount to the Seller upon its first demand. The Seller shall make such demand by providing a written notice to the Guarantor to the effect that the amount that has become due and payable has not been paid by the Purchaser within the time provided in the Purchase Agreement. Except as provided in this Section 1, the Seller shall not be required to give notice to or exercise any right or remedy against the Purchaser or to take any other step prior to making a demand under this Guarantee.

         2. Guarantee of Payment. This Guarantee constitutes a guarantee of payment when due.

         3. Amount of Payment. The amount of any Earn-out Payment due to the Seller shall be reduced by (a) any amounts the Purchaser is permitted to set-off under Section 10.4 of the Purchase Agreement, and (b) any partial payments of the Earn-out Payment made by the Purchaser in accordance with the Purchase Agreement.

         4. Terms of Payment. All payments due under this Guarantee shall be paid by the Guarantor to the Seller within seven (7) days following notice by the Seller in accordance with Section 1. All such payments shall be made in euros, for same day value, by wire transfer to the bank account notified in writing by the Seller to the Guarantor in such notice.

         5. Representations and Warranties. The Guarantor represents and warrants that the following statements are true, valid and correct as of the date hereof and will remain true, valid and correct during the Term of this Guarantee:

             (a) The Guarantor is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation.

             (b) The Guarantor has the power and authority to enter into this Guarantee and to carry out its obligations hereunder. The Guarantor has duly authorized the execution of this Guarantee and no other corporate action on the part of the Guarantor is necessary to authorize the execution by it of this Guarantee.

             (c) This Guarantee has been duly executed by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms.


         6. Term. This Guarantee shall remain in full force and effect until the Earn-out Payment, if any, has been paid in full to the Seller.

         7. Governing Law; Arbitration. This letter shall be governed by the laws of Portugal. Any disputes that may arise out of or in connection with this letter shall be settled finally and exclusively by arbitration by a single arbitrator appointed and proceeding in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitration tribunal shall be located in Paris, France.

         8. Entire Agreement. This letter represents the entire agreement existing between the Guarantor and the Seller relative to the subject matter hereof and supersedes all previous negotiations, discussions, correspondence, communications, understandings and agreements between the Guarantor and the Seller relating to the subject matter of the Guarantee. This letter may not be amended except by a written instrument signed by the Guarantor and the Seller.

         9. Assignment. The Seller may transfer some or all of its rights under this Guarantee to any of its Affiliates. The rights of the Seller under this Guarantee shall not otherwise be transferable, either in whole or in part, without the prior written consent of the Guarantor.

         10. Notices. All notices and other communications in connection with this Guarantee shall be in writing and, except as otherwise expressly provided herein, shall be deemed to have been given when delivered in person, on the date of confirmed delivery by a nationally recognized overnight courier service, or in any other case upon actual receipt by the intended recipient. All such notices and other communications shall be dispatched to the appropriate party at the address specified below:

             If to the Guarantor, to:

                      Libbey Inc.
                      300 Madison Avenue
                      Toledo, OH 43604
                      U.S.A.
                      Attention: General Counsel

             With a copy to:

                       Libbey Europe B.V.
                       Lingedijk 8
                       4142 LD Leerdam
                       The Netherlands
                       Attention: Managing Director

             If to the Seller, to:

                       VAA - Vista Alegre Atlantis SGPS, SA
                       Largo Barao de Quintela, 3-1(o)
                       1200-046 Lisbon
                       Portugal
                       Attention: General Counsel

             or to such other addressee as the addressees above shall indicate to the other party in accordance with the provisions of this
             Section 10.

         IN WITNESS WHEREOF, the Guarantor has executed this letter as of the date first written above.

                                                LIBBEY INC.


                                                By:  /s/ Kenneth G. Wilkes
                                                    ----------------------
                                                    Name: Kenneth G. Wilkes
                                                          ----------------
                                                    Title: Managing Directory
                                                           ------------------


ACKNOWLEDGED AND ACCEPTED


VAA - VISTA ALEGRE ATLANTIS SGPS, SA


By: Bernardo Luis de Azevedo de Vasconcellos e Souza
    ------------------------------------------------
    Name: Bernardo Luis de Azevedo de Vasconcellos e Souza
          ------------------------------------------------
    Title: Chairman of the Board of Directors
           ----------------------------------